Exhibit 4.16

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXECUTION VERSION

LICENSE AGREEMENT

by and among

HUTCHMED LIMITED (和记黄埔医药（上海）有限公司)

and

TAKEDA PHARMACEUTICALS INTERNATIONAL AG

and

HUTCHMED (CHINA) LIMITED (和黄医药（中国）有限公司)

January 23, 2023

i

TABLE OF CONTENTS (CONTINUED)

TABLE OF CONTENTS (CONTINUED)

TABLE OF CONTENTS (CONTINUED)

Schedules	Page
Schedule	1.38 (Deemed Non-Competing Products)
Schedule	1.86 (HUTCHMED Trademarks)
Schedule	1.110(a) (Fruquintinib)
Schedule	1.112 (Licensed Patent Rights)
Schedule	4.1.2 (HUTCHMED Development Plan)
Schedule	4.1.3 (Initial Development Plan)
Schedule	4.2.1 (Key Terms of Regulatory Transition Plan)
Schedule	4.3.2 (Terms of Clinical and Commercial Supply Agreement)
Schedule	4.3.3 (Terms of Manufacturing Technology Transfer)
Schedule	6.2.1 (Patient Information)
Schedule	7.2 (HUTCHMED Disclosures)
Schedule	11.13(a) (Company Press Release)
Schedule	11.13(b) (HUTCHMED Press Release)

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is entered into on this 23rd day of January, 2023 (the “Execution Date”), by and among HUTCHMED Limited (和记黄埔医药（上海）有限公司), a company organized under the laws of the People’s Republic of China, having its registered office at Building 4, 720 Cailun Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 201203, P. R. China (“HUTCHMED”), and Takeda Pharmaceuticals International AG, a company organized under the laws of Switzerland, having its principal place of business located at Thurgauerstrasse 130, 8152 Glattpark (Opfikon), Switzerland (“Company”) and, solely for the purposes of Section 11.18 (Guarantees), HUTCHMED (China) Limited (和黄医药（中国）有限公司), a company organized and existing under the laws of the Cayman Islands with its principal offices at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“HUTCHMED GUARANTOR”).  HUTCHMED and Company may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, HUTCHMED is a biopharmaceutical company focused on discovering, developing and commercializing therapeutics for the treatment of oncology and immunological diseases;

WHEREAS, Company is a pharmaceutical company with experience and expertise in the research, development and commercialization of pharmaceutical products in the Territory; and

WHEREAS, subject to the terms of this Agreement, HUTCHMED wishes to grant to Company, and Company wishes to receive from HUTCHMED, a license under the Licensed Technology (as defined below) to Develop, Manufacture, Commercialize and otherwise exploit the Licensed Compound and Licensed Products in the Field in the Territory.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.DEFINITIONS.

1.1.	[***]
1.2.	[***]
1.3.

“Abbreviated New Drug Application” or “ANDA” means an Abbreviated New Drug Application as defined in the FD&C Act and the regulations promulgated thereunder which references an NDA or the equivalent application or filing in another country (as applicable).

1.4.	“Acquired Person” has the meaning set forth in Section 1.22 (Change of Control).
1.5.	“Acquisition Transaction” has the meaning set forth in Section 2.7.3 (Acquisition of a Competing Product).
1.6.	“Actions” has the meaning set forth in Section 11.1.2 (Jurisdiction; Venue; Service of Process).
1.7.	“Additional Third Party License” has the meaning set forth in Section 5.3.3(a) (Third Party Patents).
1.8.

“Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject that is administered a pharmaceutical product and which event does not necessarily have to have a causal relationship with the treatment.

1.9.

“Affiliate(s)” means any entity directly or indirectly controlled by, controlling, or under common control with, a Person, but only for so long as such control exists.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of more than fifty percent (50%) (or the maximum ownership interest permitted by Applicable Law) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity; provided, however, that where an entity owns a majority of the voting power necessary to elect a majority of the board of directors or other governing board of another entity, but is restricted from electing such majority by contract or otherwise, such entity will not be considered to be in control of such other entity until such time as such restrictions are no longer in effect.

1.10.	“Agreement” has the meaning set forth in the preamble.
1.11.	“Alliance Manager” has the meaning set forth in Section 3.3 (Alliance Managers).
1.12.	“Annual Net Sales” has the meaning set forth in Section 5.3.1 (Royalty Payments).
1.13.

“Antitrust Clearance” means (a) with respect to an HSR Filing, the date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act have expired or have been terminated and (b) with respect to any other Antitrust Filings, the date on which the Parties have actual knowledge that all applicable waiting periods have expired or been terminated or all applicable consents have been received with respect to such Antitrust Filings as necessary to permit Company to consummate the transactions contemplated under this Agreement.

1.14.

“Antitrust Filing” means (a) the HSR Filing, (b) the Austrian filing under Austrian Cartel and Competition Law Amendment Act 2021, (c) the German filing under the Act Against Restraints of Competition (as amended), and (d) any other filing that may arise out of a formal or informal inquiry from a Governmental Authority with respect to the antitrust clearance process.

1.15.

“Applicable Laws” means all applicable laws, statutes, rules, regulations, treaties (including Tax treaties), orders, judgments or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city or other political subdivision, including, to the extent applicable, GCP, GLP and cGMP, as well as all applicable data protection and privacy laws, rules and regulations, in each case that may be in effect from time to time during the Term.  For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof, will be deemed to include all amendments thereto or any replacement or successor thereto.

1.16.	“BeiGene” means BeiGene, Ltd., a corporation organized under the laws of the Cayman Islands.
1.17.

“BeiGene Collaboration Agreement” means that certain clinical collaboration and drug supply agreement, dated May 22, 2020, by and between HUTCHMED and BeiGene, as amended subject to and in accordance with the terms of this Agreement.

1.18.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York, Tokyo, Japan or Hong Kong, are authorized or obligated by Applicable Laws to close.

1.19.

“Calendar Quarter” means each of the three (3) consecutive month periods ending on March 31, June 30, September 30, and December 31; provided that the first Calendar Quarter during the Term shall begin on the Effective Date and the last Calendar Quarter during the Term shall end on the date of this Agreement’s termination or expiration.

1.20.

“Calendar Year” means each twelve (12) month period beginning on January 1st and ending on the next subsequent December 31st; provided that the first Calendar Year during the Term shall begin on the Effective Date and the last Calendar Year during the Term shall end on the date of this Agreement’s termination or expiration.

1.21.

“cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R.  Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 of ICH

Guidelines, and (d) the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time.

1.22.

“Change of Control” means, with respect to a Person (an “Acquired Person”), the occurrence of any of the following events from and after the Effective Date: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of more than fifty percent (50%) of the voting shares of such Acquired Person; (b) such Acquired Person consolidates with or merges into or with another Person pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Acquired Person immediately preceding such consolidation or merger; or (c) such Acquired Person sells or transfers to a Person other than an Affiliate of such Acquired Person all or substantially all of such Acquired Person’s assets.  Notwithstanding the foregoing, the following will not constitute a Change of Control: (i) a sale of capital stock to underwriters in an underwritten public offering of a Party’s capital stock solely for the purpose of financing, (ii) the acquisition of securities of the Acquired Person by any Person or group of Persons that acquires the Acquired Person’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Acquired Person through the issuance of equity securities, (iii) a transaction solely to change the domicile of a Party; or (iv) a transaction or series of related transactions involving solely the Acquired Person and one or more Affiliates of the Acquired Person.

1.23.

“Clinical Trial” means any human clinical study of a Licensed Product, including such clinical studies designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

1.24.

“Combination Licensed Product” means a Licensed Product that is (a) sold in the form of a combination that contains or comprises the Licensed Compound and one or more other therapeutically active pharmaceutical or biological agents (whether coformulated or copackaged or otherwise sold for a single price) (each of the therapeutically active pharmaceutical or biological agents other than the Licensed Compound, an “Other Component”) or (b) defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent, where such “combination product” is sold for a single price.

1.25.	“Commercial Sales Milestone” has the meaning set forth in Section 5.2.2 (Commercial Sales Milestones).

1.26.	“Commercial Sales Milestone Event” has the meaning set forth in Section 5.2.2 (Commercial Sales Milestones).
1.27.

“Commercialization” means any and all activities of using, importing (other than with respect to investigational or expanded access use), marketing, promoting, distributing, offering for sale or selling a Licensed Product including pre-commercial launch market activities conducted in anticipation of Regulatory Approval of a Licensed Product, seeking Pricing Approvals and reimbursement approvals for a Licensed Product, if applicable, preparing advertising and promotional materials, and sales force training and all activities required to fulfill regulatory obligations relating to Commercialization, including Adverse Event reporting.  Commercialization shall not include Development, Manufacturing, or conducting Medical Affairs activities.  When used as a verb, “Commercialize” means to engage in Commercialization.

1.28.	“Commercialization Plan” has the meaning set forth in Section 4.4.4 (Reports of Commercialization Activities).
1.29.	“Commercially Reasonable Efforts” means:

1.29.1with respect to the efforts to be expended, or considerations to be undertaken, by Company or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as Company or its Affiliates would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the Development, Manufacture, seeking and obtaining Regulatory Approval, or Commercialization of the Licensed Compound or Licensed Products, such efforts and resources shall be consistent with those efforts and resources commonly used by Company or its Affiliates under similar circumstances for similar compounds or products owned by it or to which it has similar rights, which compound or product, as applicable, is at a similar stage in its development or product life and is of similar market potential, taking into account: (a) issues of efficacy, safety, and expected and actual approved labeling, (b) the expected and actual competitiveness of alternative products sold by Third Parties in the marketplace, (c) the expected and actual product profile, (d) the expected and actual patent and other proprietary position, (e) the likelihood of Regulatory Approval given the regulatory structure involved, including regulatory or data exclusivity, (f) the expected and actual profitability and return on investment of the Licensed Compound or Licensed Product, or other compounds or products in Company’s or its Affiliates’ portfolio of compounds or products, taking into consideration, among other factors, expected and actual (i) payments to Third Parties and HUTCHMED for services or goods provided in connection with the activities contemplated, (ii) royalty, milestone and other payments to Third Parties and HUTCHMED, and (iii) the pricing and reimbursement relating to the product(s).  Commercially Reasonable Efforts shall be determined on a country-by-country and Indication-by-Indication basis for the Licensed Compound or Licensed

Products, as applicable, and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” with respect to a particular country or Indication will change over time, reflecting changes in the status of the Licensed Compound or the Licensed Products, as applicable, and the country(ies) involved.  Notwithstanding the foregoing, (i) Company or its Affiliates shall not be obligated to Develop, seek Regulatory Approval for, or Commercialize any Licensed Compound or Licensed Product in the Territory: (x) which, in Company’s or its Affiliates’ reasonable opinion after discussion with HUTCHMED, caused or is likely to cause an unacceptable risk for harm in humans that is reasonably expected based upon then available data, to preclude obtaining Regulatory Approval for such Licensed Product, or, if Regulatory Approval of such Licensed Product has already been obtained, to preclude continued marketing of such Licensed Product; or (y) in a manner inconsistent with Applicable Laws; and (ii) without limiting Company’s obligations to use Commercially Reasonable Efforts to seek Pricing Approvals pursuant to Section 4.5.2 (Diligence Obligations), Company or its Affiliates shall not be obligated to Commercialize a Licensed Product in any jurisdiction where such Licensed Product has not received a Pricing Approval applicable to such jurisdiction; and

1.29.2with respect to the efforts to be expended, or considerations to be undertaken, by HUTCHMED or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, diligent and good faith efforts that HUTCHMED or its Affiliates would normally use to accomplish a similar objective, activity or decision under similar circumstances, for similar compounds or products owned by it or to which it has similar rights, which compound or product, as applicable, is at a similar stage in its development or product life and is of similar market potential, taking into account: (a) issues of efficacy, safety, and expected and actual approved labeling, (b) the expected and actual competitiveness of alternative products sold by Third Parties in the marketplace, (c) the expected and actual product profile, (d) the expected and actual patent and other proprietary position, and (e) the likelihood of Regulatory Approval given the regulatory structure involved, including regulatory or data exclusivity.

1.30.	“Company” has the meaning set forth in the preamble.
1.31.

“Company Antitrust Clearance Notice” means the earlier of the date upon which Company notifies HUTCHMED that (a) Company has determined that no ex-U.S. Antitrust Filings are required, and (b) all required Antitrust Filings have received Antitrust Clearance.

1.32.

“Company Combination Product Technology” means any Know-How or Patent Rights Controlled by Company on the Effective Date or during the Term that is necessary or useful to exploit a Combination Licensed Product.

1.33.	“Company Indemnified Party” has the meaning set forth in Section 10.1 (Indemnification by HUTCHMED).

1.34.

“Company Know-How” means all Know-How that  (a) is generated by or on behalf of Company, its Affiliates or Sublicensees as a result of the Development, Manufacture, Commercialization or other exploitation of the Licensed Compound or Licensed Products in the Field under this Agreement and (b) is actually used by Company, its Affiliates or Sublicensees in the Development, Manufacture, Commercialization or other exploitation of the Licensed Compound or the Licensed Products in the Field; provided that, Company Know-How will not include any Know-How that is not necessary or useful to exploit a Licensed Compound or a Licensed Product containing a Licensed Compound as the sole active ingredient but is necessary or useful to exploit another active ingredient of a Licensed Product other than a Licensed Compound.

1.35.

“Company Patent Rights” means all Patent Rights that Cover the Company Know-How; provided that, Company Patent Rights will not include any intellectual property rights that are not necessary or useful to exploit a Licensed Compound or a Licensed Product containing a Licensed Compound as the sole active ingredient but are necessary or useful to exploit another active ingredient of a Licensed Product other than a Licensed Compound.

1.36.	“Company Technology” means the Company Patent Rights and the Company Know-How.
1.37.	“Competing Infringement” has the meaning set forth in Section 8.3.1 (Third Party Infringement).
1.38.	“Competing Product” means, with respect to a Party, [***].
1.39.

“Confidential Information” means, with respect to each Party, all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s or its Representatives’ technology, products, business information or objectives, that is communicated by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients before, before, on or after the Effective Date.  Confidential Information does not include any Know-How or other information that (a) was already known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party, (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement, (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party or (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party.  The terms and conditions of this Agreement will be considered Confidential Information of both Parties.

1.40.

“Control” or “Controlled” means, with respect to any intellectual property right, information, documents or materials of a Party, the ability to grant a license, sublicense or other right (including a right of reference) to or under such intellectual property right, information, documents or materials as provided for herein without (a) violating the terms of any agreement with any Third Party, or (b) violating any Applicable Law. Notwithstanding the foregoing, a Party will be deemed not to “Control” any intellectual property rights or rights of reference that are owned or in-licensed by a Third Party (or any Affiliates of such Third Party in existence prior to the Change of Control, other than such Party or its Affiliates) that becomes an Affiliate of such Party (or that merges or consolidates with such Party) after the Effective Date as a result of a Change of Control of such Party unless (i) prior to the consummation of such Change of Control, the Acquired Person or any of its Affiliates also Controlled such intellectual property rights or rights of reference, or (ii) after the consummation of such Change of Control, the Acquired Person or any of its Affiliates uses any such intellectual property rights or rights of reference in the performance of its obligations or exercise of its rights under this Agreement or in connection with the Development, Manufacture, Commercialization or other exploitation of any Licensed Compound or Licensed Product, in each case of clauses (i) and (ii), such intellectual property rights and rights of reference will be “Controlled” by such Party for purposes of this Agreement.

1.41.

“Cover” means, with respect to a product, that, in the absence of ownership of or a license granted under a particular Patent Right, the Manufacture, use, offer for sale, sale or importation of such product would infringe a claim of such Patent Right or, in the case of a claim of a Patent Right that has not yet issued, would infringe such claim if it were to issue without change. “Covering” will have correlative meaning.

1.42.	“Data Protection Agreement” has the meaning set forth in Section 4.2.6 (Data Protection Agreement).
1.43.	“Defaulting Party” has the meaning set forth in Section 9.4.1(a) (Termination for Material Breach).
1.44.

“Development” means all activities related to research, preclinical testing, test method development and stability testing, toxicology, formulation, Clinical Trials, seeking Regulatory Approval and otherwise handling regulatory affairs (including all interactions and correspondence with a Regulatory Authority in connection therewith, but excluding activities required to fulfill regulatory obligations relating to Commercialization, such as Adverse Event reporting), statistical analysis and report writing, in each case with respect to Licensed Products.  Development shall not include Manufacturing, Commercialization or the performance of Medical Affairs activities.  When used as a verb, “Develop” means to engage in Development.

1.45.

“Development Costs” means all direct costs allocable to Development of a Licensed Product in the Field in the Territory and actually incurred by HUTCHMED or its Affiliates in accordance with the HUTCHMED Development Plan, including FTE Costs, reasonable costs of supplies and materials, including clinical supply of Licensed Product, and reasonable amounts paid to Third Parties performing activities on behalf of HUTCHMED or its Affiliates, it being understood that “direct costs” exclude overhead other than as included in the FTE Rate used to calculate FTE Costs.

1.46.	“Development Milestone Event” has the meaning set forth in Section 5.2.1 (Development Milestones).
1.47.	“Development Milestone Payment” has the meaning set forth in Section 5.2.1 (Development Milestones).
1.48.	“Development Plan” has the meaning set forth in Section 4.1.3 (Development Plan).
1.49.	“Disclosing Party” has the meaning set forth in Section 6.1.1 (Confidential Information).
1.50.

“Divest” means, with respect to a Competing Product of a Party, the sale, exclusive license or other transfer by such Party and its Affiliates of all of their research, development, manufacturing and commercialization rights with respect to such Competing Product to a Third Party without the retention or reservation of any research, development, manufacturing or commercialization obligation, interest or participation rights (other than solely an economic interest or the right to enforce customary terms contained in the relevant agreements effectuating such transaction).

1.51.	“DOJ” means the Antitrust Division of the Department of Justice.
1.52.	“Effective Date” means[***].
1.53.

“European Union” or “E.U.” means the economic, scientific and political organization of member states of the European Union as it may be constituted from time to time, which as of the Execution Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and that certain portion of Cyprus included in such organization.

1.54.	“Execution Date” means the date of this Agreement first set forth above.
1.55.

“Executive Officers” means the Chief Executive Officer of HUTCHMED, initially Dr. Weiguo Su, or such officer’s designee, and the President of Global Oncology Business Unit of Company, initially Teresa Bitetti, or such officer’s designee.

1.56.	“Extended Cure Breach” has the meaning set forth in Section 9.4.1(a) (Termination for Material Breach).
1.57.	“FD&C Act” means the United States of America Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder.
1.58.	“FDA” means the United States of America Food and Drug Administration or any successor agency thereto.
1.59.	“Field” means all uses and indications.
1.60.	“Financial Records” has the meaning set forth in Section 5.4.5 (Record Keeping).
1.61.

“First Commercial Sale” means, with respect to a Licensed Product and any country, the first sale of such Licensed Product under this Agreement for use in the Field in the Territory to a Third Party in an arm’s length transaction in such country, after such Licensed Product has been granted Regulatory Approval for distribution, marketing and sale in the Field in the Territory by the competent Regulatory Authorities in such country.  For clarity, the First Commercial Sale will not include distribution or other sale solely for Clinical Trials or under patient assistance, named patient use, compassionate use, or other patient access programs or for charitable or other promotional purposes, in each case, where the Licensed Product is supplied without charge or at or below the costs of goods therefor.

1.62.	“Force Majeure” has the meaning set forth in Section 11.2 (Force Majeure).
1.63.	[***]
1.64.

“FRESCO Clinical Trial” means a Phase III Clinical Trial in respect of the Licensed Compound conducted by or on behalf of HUTCHMED in patients with locally advanced or metastatic colorectal cancer in the People’s Republic of China, which Clinical Trial is assigned NCT # 02314819 on ClinicalTrials.gov.

1.65.

“FRESCO II Clinical Trial” means a global Phase III Clinical Trial in respect of the Licensed Compound conducted by or on behalf of HUTCHMED in patients with locally advanced or metastatic colorectal cancer, which Clinical Trial is assigned NCT # 04322539 on ClinicalTrials.gov.

1.66.	“Fruquintinib” has the meaning set forth in Section 1.110(a) (Licensed Compound).
1.67.	“FTC” means the Federal Trade Commission.
1.68.

“FTE” means a full-time scientific or technical person, or in the case of less than a full-time scientific or technical person, a full-time equivalent scientific or technical person year, where “full-time” is based upon a total of 1,800 working hours per Calendar Year of scientific or technical work carried out by an appropriately qualified employee of HUTCHMED or its Affiliates.

1.69.	“FTE Cap” means [***]
1.70.

“FTE Costs” means the actual FTEs employed by HUTCHMED or its Affiliates in the conduct of Development activities under the HUTCHMED Development Plan pursuant to Section 4.3.3 (Manufacturing Technology Transfer) multiplied by the FTE Rate.

1.71.	“FTE Rate” means, [***]
1.72.	“GAAP” means United States generally accepted accounting principles, as in effect from time to time.
1.73.

“GCP” means good clinical practices, which are the then-current standards for Clinical Trials for pharmaceuticals, as set forth in the FD&C Act or other Applicable Law, and such standards of good clinical practice as are required by the Regulatory Authorities of the European Union, Japan and other organizations and Governmental Authorities in countries for which the applicable Licensed Product is intended to be Developed, to the extent such standards are not less stringent than United States standards.

1.74.	“Generic Competition” means [***]
1.75.

“Generic Product” means, on a country-by-country basis, any pharmaceutical product that (a) is sold in the Territory by a Third Party that is not an Affiliate or Sublicensee of Company under a Regulatory Approval granted by a Regulatory Authority to a Third Party, (b) contains the identical active ingredient(s) (including an active moiety) as an approved Licensed Product and (c) is approved under an ANDA or under 505(b)(2) of the FD&C Act, is approved pursuant to Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001, or any enabling legislation thereof, or pursuant to any equivalent and comparable Regulatory Authority in other countries or any similar abbreviated route of approval in any other countries.

1.76.

“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R.  Part 58 or the successor thereto, or comparable regulatory standards in jurisdictions outside of the United States, to the extent such standards are not less stringent than United States standards.

1.77.	“Governmental Authority” means any court, agency, department, authority or other instrumentality of any nation, state, county, city or other political subdivision.
1.78.	“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.79.

“HSR Filing” means a filing by Company and HUTCHMED or their ultimate parent entities as that term is defined in the HSR with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR) with respect to the transactions contemplated under this Agreement together with all required documentary attachments thereto.

1.80.	“HUTCHMED” has the meaning set forth in the preamble.
1.81.

“HUTCHMED Copyright” means any copyright Controlled by HUTCHMED or any of its Affiliates as of the Execution Date or thereafter during the Term that are used in the Development, Manufacture, Commercialization or other exploitation of the Licensed Compound and/or the Licensed Products in the Field in the Territory by HUTCHMED or any of its Affiliates.

1.82.	“HUTCHMED Development Costs” means all Development Costs incurred by HUTCHMED and its Affiliates.
1.83.	“HUTCHMED Development Plan” has the meaning set forth in Section 4.1.2 (HUTCHMED Development Plan).
1.84.	“HUTCHMED Indemnified Party” has the meaning set forth in Section 10.2 (Indemnification by Company).
1.85.	“HUTCHMED Manufacturing Know-How” has the meaning set forth in Section 4.3.3 (Manufacturing Technology Transfer).
1.86.	“HUTCHMED Trademark” means the Trademarks listed on Schedule 1.86 (HUTCHMED Trademarks).
1.87.	“ICH Guidelines” mean the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline.
1.88.

“Identified Licensed Patents” means (a) the Patent Rights listed in Schedule 1.112 (Licensed Patent Rights), including the PCT or original direct national filing in any country, in each case, claiming priority to an application(s) listed in Schedule 1.112 (Licensed Patent Rights) that are filed on such application(s)); (b) provisional applications not listed in Schedule 1.112 (Licensed Patent Rights) but to which a nonprovisional application identified in clause (a) claims priority; (c) any patent or patent application that is a continuation or divisional or that is a reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (d) any patents issuing on any patent application identified in (a) or (c), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (e) any continuation-in-part application or resulting patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a); (f) any counterpart in another country or jurisdiction in the Territory (including PCTs) of any patent or patent application identified in (a) or (c) or of the claims identified in (e); and (g) any supplementary protection certificates, pediatric exclusivity periods, and other patent term extensions and exclusivity periods and the like of or based on any patents and patent applications identified in any of (a) through (f).

1.89.	“IFRS” means International Financial Reporting Standards, as promulgated by the International Accounting Standards Board.
1.90.	“Indemnified Party” has the meaning set forth in Section 10.3 (Procedure).
1.91.	“Indemnifying Party” has the meaning set forth in Section 10.3 (Procedure).
1.92.

“Indication” means a disease, condition, disorder or syndrome.  For the avoidance of doubt, different lines of treatment or different subpopulations of patients with a particular disease shall be considered different Indications.

1.93.	“Infringement” has the meaning set forth in Section 8.3.1 (Third Party Infringement).
1.94.	“Infringement Action” has the meaning set forth in Section 8.3.2 (Infringement Actions).
1.95.	“Initiating Party” has the meaning set forth in Section 8.3.2(b) (Procedures).
1.96.	“Innovent” means Innovent Biologics (Suzhou) Co. Ltd., a company organized under the laws of the People’s Republic of China.
1.97.

“Innovent Collaboration Agreement” means that certain collaboration agreement, dated November 29, 2018, by and between HUTCHMED and Innovent, as amended subject to and in accordance with the terms of this Agreement.

1.98.	“Insolvency Event” has the meaning set forth in Section 9.4.2 (Termination for Bankruptcy).
1.100.	“Interim Manufacturing Services” has the meaning set forth in Section 4.3.2 (Interim Manufacturing).
1.101.	“Joint Know-How” has the meaning set forth in Section 8.1.1 (Inventions).
1.102.	“Joint Patent Rights” has the meaning set forth in Section 8.1.1 (Inventions).
1.103.	“Joint Technology” means Joint Know-How, Joint Patent Rights, and all other intellectual property rights in the Joint Know-How.
1.104.	“JSC” has the meaning set forth in Section 3.1 (Joint Steering Committee).

1.105.

“Know-How” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), trade secrets, processes, methods, techniques, materials, technology, results, analyses, laboratory data, data arising from Clinical Trials, and other know-how, whether or not patentable, including pharmacology, toxicology, drug stability, manufacturing and formulation data, methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies, absorption, distribution, metabolism and excretion studies.

1.106.

“Knowledge” means, with respect to HUTCHMED, the actual knowledge that the officers of HUTCHMED after due inquiry of the officers, employees or agents of HUTCHMED or its Affiliates primarily responsible for, and having expertise in, the applicable subject matter(s).

1.107.

“Label Expansion Indication” means with respect to a Licensed Product that has previously received Regulatory Approval by the FDA, an Indication that would require an additional Regulatory Approval from the FDA in order to permit the commercial marketing and sale of such Licensed Product in such Indication, which Regulatory Approval would result in a modification to the approved labeling of such Licensed Product in the United States to reflect such additional Indication; provided, however, that no Indication consisting solely of a pediatric population or subpopulation shall constitute a Label Expansion Indication.

1.108.	“Lead Indication” means colorectal cancer, as more particularly defined in the initial Development Plan.
1.109.	“Liability” has the meaning set forth in Section 10.1 (Indemnification by HUTCHMED).
1.110.	“Licensed Compound” means (a) the compound identified by HUTCHMED on the Effective Date as fruquintinib, as more fully described in Schedule 1.110(a) (“Fruquintinib”), (b) [***].
1.111.

“Licensed Know-How” means any and all Know-How Controlled by HUTCHMED or any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful to Develop, Manufacture, Commercialize and otherwise exploit any Licensed Compound or Licensed Product in the Territory; provided that, Licensed Know-How will not include any intellectual property rights Controlled by HUTCHMED or its Affiliates that are not necessary or useful to exploit a Licensed Compound or a Licensed Product containing a Licensed Compound as the sole active ingredient but are necessary or useful to exploit another active ingredient of a Licensed Product other than a Licensed Compound.

1.112.

“Licensed Patent Rights” means any and all Patent Rights that are Controlled by HUTCHMED or any of its Affiliates as of the Effective Date or at any time during the Term that (a) Cover the Licensed Know-How or (b) are otherwise necessary or reasonably useful to Develop, Manufacture, Commercialize and otherwise exploit any Licensed Compound or Licensed Product in the Field in the Territory; provided that, Licensed Patent Rights will not include any intellectual property rights Controlled by HUTCHMED or its Affiliates that are not necessary or useful to exploit a Licensed Compound or a Licensed Product containing a Licensed Compound as the sole active ingredient but are necessary or useful to exploit another active ingredient of a Licensed Product other than a Licensed Compound. As of the Execution Date, the Licensed Patent Rights are as set forth on Schedule 1.112 (Licensed Patent Rights).

1.113.

“Licensed Product” means any therapeutic product for any Indication that contains the Licensed Compound, either as the sole active ingredient or in combination with one or more other active ingredients, in all forms, presentations, doses and formulations.

1.114.

“Licensed Product Trademarks” means the Trademark(s) Controlled or owned by Company, its Affiliates or Sublicensees and used for the Commercialization of Licensed Products in the Territory, and any registrations thereof or any pending applications relating thereto with any Governmental Authority; provided that in no event will any HUTCHMED Trademark or any other Trademark owned or Controlled by HUTCHMED or its Affiliates, including Trademarks used by HUTCHMED or its Affiliates to generally identify their respective companies be considered a Licensed Product Trademark.

1.115.	“Licensed Technology” means the Licensed Know-How and the Licensed Patent Rights.
1.116.	“Life Cycle Indications” means those Indications identified as “Life Cycle Indications” in accordance with the initial Development Plan.
1.117.	“Major Market Countries” means [***].
1.118.

“Manufacture,” “Manufactured” or “Manufacturing” means all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and storage of Licensed Products to be Developed or Commercialized in the Territory under this Agreement (or, solely in relation to HUTCHMED’s reporting and other obligations regarding its Development, Commercialization and Medical Affairs activities in the Restricted Territory, in the Restricted Territory), whether such activities are conducted by a Party, its Affiliates or a Third Party contractor of such Party.  Manufacture shall not include Development, Commercialization or the performance of Medical Affairs activities.  When used as a verb, “Manufacture” means to engage in Manufacturing.

1.119.	“Manufacturing Technology Transfer Agreement” has the meaning set forth in Section 4.3.3 (Manufacturing Technology Transfer).

1.120.	“Marginal Royalty Rates” has the meaning set forth in Section 5.3.1 (Royalty Payments).
1.121.	“Maximum FTE Charge” means, with respect to particular FTE Cost subject to a FTE Cap, the FTE Rate multiplied by the number of FTEs set out in the FTE Cap applicable to such FTE Costs.
1.122.

“Medical Affairs” means, with respect to a Licensed Product in the Field in the Territory (or, solely in relation to HUTCHMED’s reporting and other obligations regarding its Development, Commercialization and Medical Affairs activities in the Restricted Territory, the Restricted Territory), any and all activities performed by or on behalf of a Company’s (or, solely in relation to HUTCHMED’s reporting and other obligations regarding its Development, Commercialization and Medical Affairs activities in the Restricted Territory, HUTCHMED’s) or its Affiliates’ medical affairs departments interacting with physicians or other healthcare professionals who utilize or conduct research related to a drug or biological product, including: supporting continuing medical education and other medical programs and communications; development, publication, and dissemination of publications; development and fulfillment of medical information responses; development and execution of disease awareness education including symposia and digital education initiatives; sponsorship and booth exhibition at key congresses; conducting health economic, burden of illness/disease, natural history and real world evidence studies; supporting educational fellowships and research grants, supporting external research efforts such as scientific research agreements and investigator initiated trials (following Regulatory Approval); medical resourcing, training and allocation; medical and scientific platform, content development, publications, and communications; conducting appropriate activities involving opinion leaders, including communications and engagement; conducting medical science liaison activities; advisory boards (to the extent related to medical affairs or clinical guidance) and conducting advisory board meetings or other consultant programs; establishing patient registries and expanded access programs; post-approval investigator initiated trials or scientific research agreements; life cycle management activities and clinical research.  Medical Affairs activities shall not include Development, Manufacturing or Commercialization activities.

1.123.	“Medical Journals” has the meaning set forth in Section 6.1.7(b) (Publication of Results).
1.124.

“Net Sales” means, with respect to a Licensed Product, the gross amount invoiced in a country in the Territory by or on behalf of a Party or its Affiliates or, with respect to the Territory only, Sublicensees (each of the foregoing Persons, a “Selling Party”) for the sale or other disposition of such Licensed Product in such country to Third Parties (including Third Party distributors), less the following deductions calculated in accordance with IFRS, consistently applied throughout the Territory by the relevant Selling Party, to the extent reasonably allocated to such Licensed Product and actually taken, paid, allowed, or allocated, in the gross sales price with respect to such sales, and not otherwise recovered by or reimbursed to the Selling Party, as set forth below:

1.124.1cash, trade, or quantity discounts, charge-back payments, and rebates actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations, and national, state, or local Governmental Authorities;

1.124.2credits, rebates, or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections, or returns of such Licensed Product, including in connection with recalls and retroactive price reductions;

1.124.3the actual amount of any write-offs for bad debt, except any amounts recovered or received will be included;

1.124.4packaging, freight, postage, shipping, transportation, warehousing, handling and insurance charges, in each case, actually allowed or paid for delivery of such Licensed Product, and any customary payments with respect to such Licensed Product actually made to wholesalers or other distributors, in each case, actually allowed or paid for distribution and delivery of Licensed Product, to the extent billed or recognized;

1.124.5Taxes to the extent included in the gross amount invoiced (excluding income or franchise Taxes of any kind), duties, tariffs, mandated contribution, or other governmental charges levied on the sale of such Licensed Product, including VAT (net of reimbursement of any VAT actually received), excise Taxes and sales Taxes, that the Selling Party allocates to sales of such Licensed Product in accordance with its standard policies and procedures consistently applied across its products, as applicable; and

1.124.6any sales, credits, or allowances given or made with respect to Licensed Products for wastage replacement.

All allocations of discounts, allowance, credits, rebates and other deductions must be reasonable. Notwithstanding the foregoing, amounts received or invoiced by Company, its Affiliates, or their respective Sublicensees for the sale of such Licensed Product among Company, its Affiliates, or their respective Sublicensees, for resale will not be included in the computation of Net Sales hereunder. In any event, any amounts received or invoiced by Company, its Affiliates, or their respective Sublicensees, will be accounted for only once. For purposes of determining Net Sales, a Licensed Product will be deemed to be sold when recorded as a sale by Company, its Affiliates, or their respective Sublicensees, in accordance with standard accounting practices, as practiced by Company or such Affiliate or Sublicensee (as the case may be) in the relevant country in the Territory. For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales. Net Sales will exclude any samples of

Licensed Product transferred or disposed of for Clinical Trials or at or below costs of goods therefor for any so-called treatment investigational new drug sales, named patient sales, expanded access program, compassionate or emergency use sales or pre-license sales made for non-commercial, compassionate purpose, or any indigent program or promotional or educational purposes, in all cases if such sale or disposition is at or below costs of goods therefor. For the avoidance of doubt, and for all purposes under this Agreement, Net Sales will be accounted for in accordance with standard accounting practices, as practiced by Company and its Affiliates and Sublicensees in the relevant country in the Territory, but in any event in accordance with IFRS, as consistently applied in such country in the Territory.

In the case of any Combination Licensed Product sold in a given country in the Territory, Net Sales for the purpose of determining royalties and Commercial Sales Milestone Events with respect to the Combination Licensed Product in such country will be calculated by multiplying actual Net Sales of such Combination Licensed Product in such country by the fraction A/(A+B), where A is the invoice price of the Single Active Licensed Product included in such Combination Licensed Product if sold separately as a stand-alone Single Active Licensed Product in such country, and B is the total invoice price of the Other Components in the Combination Licensed Product, if sold separately in such country.

If, on a country-by-country basis, the Single Active Licensed Product included in such Combination Licensed Product is sold separately as a stand-alone Single Active Licensed Product in a country, but the Other Components in the Combination Licensed Product are not sold separately in such country, then Net Sales for the purpose of determining royalties and sales milestone events of the Combination Licensed Product for such country will be calculated by multiplying actual Net Sales of the Combination Licensed Product in such country by the fraction A/C, where A is the invoice price of the Single Active Licensed Product if sold separately as a stand-alone Single Active Licensed Product in such country, and C is the invoice price of the Combination Licensed Product in such country.

If, on a country-by-country basis, the Single Active Licensed Product included in the Combination Licensed Product is not sold separately as a stand-alone Single Active Licensed Product in such country, but the Other Components included in the Combination Licensed Product are sold separately in such country, then Net Sales for the purpose of determining royalties and sales milestone events of the Combination Licensed Product for such country will be calculated by multiplying actual Net Sales of the Combination Licensed Product in such country by the fraction (C-B)/C, where B is the invoice price of the Other Components included in such Combination Licensed Product if sold separately in such country, and C is the invoice price of the Combination Licensed Product in such country.

If neither the Single Active Licensed Product nor the Other Components included in the Combination Licensed Product are sold separately in a given country, then

Net Sales for the purpose of determining royalties and Commercial Sales Milestone Events in such country will be determined by agreement of the Parties based on the relative contribution of the Single Active Licensed Product and the Other Components in the Combination Licensed Product.

1.125.

“New Drug Application” or “NDA” means a New Drug Application or, with respect to a subsequent Indication for a Licensed Product in respect of which a New Drug Application was previously approved, a supplemental New Drug Application, filed with the FDA as described in 21 CFR § 314, or any corresponding application for Regulatory Approval (not including pricing and reimbursement approval) in any country or regulatory jurisdiction other than the U.S.

1.126.	“New In-License Agreement” has the meaning set forth in Section 2.9.1(c) (New In-License Agreements).
1.127.	“Non-Defaulting Party” has the meaning set forth in Section 9.4.1(a) (Termination for Material Breach).
1.128.	“Ongoing Clinical Trials” has the meaning set forth in Section 4.1.2 (HUTCHMED Development Plan; Ongoing Clinical Trials).
1.129.	“Other Component” has the meaning set forth in Section 1.24 (Combination Licensed Product).
1.130.

“Other Safety Information” means all emerging and known information about the Licensed Products involving known or potential risks to humans including, misuse, abuse, overdose, off-label use, medication error, lack of effect, suspected transmission of an infectious agent, occupational exposure, pregnancy exposure or any use of a falsified product.

1.131.	“Party” has the meaning set forth in the preamble.
1.132.

“Patent Challenge” means any action that contests anywhere in the world the scope, validity, or enforceability of a Patent Right in any court, arbitration proceeding, tribunal, or administrative agency, including the U.S. Patent and Trademark Office, European Patent Office, a national court in any country or jurisdiction and the Unified Patent Court (as applicable if and when in force). For clarity, a Patent Challenge shall not include arguments made by a Party that distinguishes the inventions claimed in Patent Rights owned or Controlled by such Party from those claimed in another Patent Right.  As used in this definition the term “contest” includes (a) filing an action seeking a determination of invalidity or unenforceability of any such Patent Right; (b) filing, or joining in, a post-grant proceeding, including (i) a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent Right or (ii) a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent Right or any portion thereof; (c) filing, or joining in, any opposition, nullity, or similar proceedings challenging the validity of any such Patent Right in any country, (d) filing, or joining in, any derivation proceedings before an administrative agency, interferences, inventorship challenges or any other proceeding that challenges the inventorship or ownership of any such Patent Right, and (e) any foreign equivalent of clauses (a), (b), (c), or (d).

1.133.

“Patent Right” means any and all (a) patent applications filed under Applicable Law in any jurisdiction, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (b) all patents, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (c) any other form of government-issued right substantially similar to any of the foregoing.

1.134.	“Patient Enrollment (FPD)” means the first patient receiving the first dose in a Registrational Clinical Trial.
1.135.	“Payments” has the meaning set forth in Section 5.4.2(a) (General).
1.136.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.137.	“Pharmacovigilance Agreement” has the meaning set forth in Section 4.2.5 (Adverse Events).
1.138.	“Potential In-License Notice” has the meaning set forth in Section 2.9.1(a) (New In-License Agreements).
1.139.

“Pricing Approval” means any approval, agreement, determination, or decision establishing prices that can be charged to consumers for a pharmaceutical product or that will be reimbursed by Governmental Authorities or other payers for a biopharmaceutical product, in each case, in a country where Regulatory Authorities approve or determine pricing for pharmaceutical products for reimbursement or otherwise.

1.140.	“Publications and Communications Charter” has the meaning set forth in Section 6.1.7(a) (Publications Committee).
1.141.	“Publications Committee” has the meaning set forth in Section 6.1.7(a) (Publications Committee).
1.142.	“Quality Agreement” has the meaning set forth in Section 4.3.4 (Quality Agreement).
1.143.	“Receiving Party” has the meaning set forth in Section 6.1.1 (Confidential Information).

1.144.	“Recipients” has the meaning set forth in Section 6.1.1 (Confidential Information).
1.145.

“Registrational Clinical Trial” means (a) a Clinical Trial that is intended to obtain sufficient data and results to support the filing of a Regulatory Submission and (b) each Clinical Trial as described in 21 C.F.R. §312.21(b) or (c) or, with respect to a jurisdiction other than the United States, a similar Clinical Trial.

1.146.

“Regulatory Approval” means, with respect to a Licensed Product in a country or jurisdiction in the Territory (or, solely in relation to HUTCHMED’s reporting and other obligations regarding its Development, Commercialization and Medical Affairs activities in the Restricted Territory, the Restricted Territory), those approval(s) (including regular or accelerated approval of an NDA), licenses, registrations or authorizations of a Regulatory Authority that are necessary for the commercial marketing and sale of such Licensed Product. Regulatory Approval does not include Pricing Approval.

1.147.

“Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the world involved in the granting of Regulatory Approval for a Licensed Product.

1.148.

“Regulatory Exclusivity” means, with respect to a Licensed Product in a country, any data exclusivity rights or other exclusive right, other than a Patent Right, granted, conferred, or afforded by any Regulatory Authority in such country or otherwise under Applicable Law with respect to such Licensed Product in such country, which either confers exclusive marketing rights with respect to a product or prevents another party from using or otherwise relying on the data supporting the approval of the Regulatory Approval for a product without the prior written authorization of the Regulatory Approval holder, as applicable, such as new chemical entity exclusivity, exclusivity associated with new Clinical Trials necessary to approval of a change (e.g., new indication or use), orphan drug exclusivity, non-patent-related pediatric exclusivity, or any other applicable marketing or data exclusivity, including any such periods under national implementations in the EU of Article 10 of Directive 2001/83/EC, Article 14(11) of Parliament and Council Regulation (EC) No 726/2004, Parliament and Council Regulation (EC) No 141/2000 on orphan medicines, Parliament and Council Regulation (EC) No 1901/2006 on medicinal products for pediatric use and all international equivalents.

1.149.	“Regulatory Submission Transfer Date” has the meaning set forth in Section 4.2.1 (Transfer of Regulatory Submissions).
1.150.

“Regulatory Submissions” means applications for Regulatory Approval, notification and other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable to Develop, Manufacture or Commercialize a Licensed Product in the Field in a particular country, whether obtained before or after a Regulatory Approval in the country. Regulatory Submissions include, without limitation, investigative new drug applications and NDAs, and amendments and supplements to any of the foregoing and their foreign counterparts, applications for Pricing Approvals and reimbursement approvals, and all proposed labels, labeling, package inserts, monographs, promotional materials and packaging for a Licensed Product in a particular country.

1.151.	“Regulatory Transition Plan” has the meaning set forth in Section 4.2.1 (Transfer of Regulatory Submissions).
1.152.

“Representatives” means (a) with respect to Company, Company, its Affiliates, its Sublicensees and each of their respective officers, directors, employees, consultants, contractors and agents and (b) with respect to HUTCHMED, HUTCHMED, its Affiliates, its licensees and each of their respective officers, directors, employees, consultants, contractors and agents.

1.153.	“Restricted Territory” means mainland People’s Republic of China, Hong Kong and Macau.
1.154.	“Right of Reference” has the meaning set forth in Section 2.4 (Right of Reference).
1.155.	“Royalty Term” has the meaning set forth in Section 5.3.2 (Royalty Term).
1.156.	“Scientific Meeting” has the meaning set forth in 6.1.8 (Presentation at Scientific Meetings).
1.157.	“Scientific Paper” has the meaning set forth in 6.1.7(b) (Publication in Medical Journals).
1.158.	[***]
1.159.	“Selling Party” has the meaning set forth in Section 1.124 (Net Sales).
1.160.	“Single Active Licensed Product” means a Licensed Product that contains the Licensed Compound as the sole active ingredient.
1.161.	“Standard Product Cost” means, [***].
1.162.

“Sublicense” means an agreement or arrangement pursuant to which a license, sublicense, covenant not to sue or other comparable grant of rights under the licenses granted pursuant to Section 2.1 (License to Company) of this Agreement has been granted to a Sublicensee.

1.163.

“Sublicensee” means an Affiliate or Third Party that is granted a license, sublicense, covenant not to sue or other comparable grant of rights under the licenses granted pursuant to Section 2.1 (License to Company) of this Agreement.

1.164.	“Sublicensee Material Breach” has the meaning set forth in Section 2.3.2 (Breach of Sublicense).
1.165.	“Supply Agreement” has the meaning set forth in Section 4.3.2 (Interim Manufacturing).
1.166.	“Supply Price” means, with respect to any particular Licensed Compound or Licensed Product, the applicable Standard Product Cost, plus [***].
1.167.

“Tax” or “Taxes” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, any Governmental Authority in the Territory.

1.168.	“Term” has the meaning set forth in Section 9.1 (Term).
1.169.

“Terminated Country” means (a) any country in the Territory with respect to which this Agreement is terminated pursuant to Article 9 (Term and Termination), and (b) in the event of termination of this Agreement in its entirety, all countries in the Territory.

1.170.	“Territory” means all the countries throughout the world, except for the Restricted Territory.
1.171.	[***]
1.172.	“Third Party” means any Person other than HUTCHMED and its Affiliates and Company and its Affiliates.
1.173.	“Trademark” means trademarks, trade dress and trade names.
1.174.	“United Kingdom” or “U.K.” means England, Scotland, Wales and Northern Ireland.
1.175.	“United States” or “U.S.” means the United States of America.
1.176.

“Valid Claim” means claim of (a) any issued and unexpired Identified Licensed Patent that has not been (i) revoked or held unenforceable, unpatentable or invalid by a Governmental Authority of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal or (ii) abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) any patent application that is an Identified Licensed Patent that has not been (i) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency or Governmental Authority of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal, provided that, on a country-by-country basis, a patent application pending for [***] from the priority date of such application shall not be considered to have any Valid Claim for purposes of this Agreement [***].

1.177.

“VAT” means (a) in relation to any jurisdiction within the European Union, the Tax imposed by the EC Council Directive on the common system of value added Tax (2006/112/EC) and any successor or equivalent legislation and any national legislation implementing that directive together with legislation supplemental thereto and the equivalent Tax (if any) in that jurisdiction; and (b) in any other jurisdiction, any other value added, goods and services, consumption or similar Tax chargeable on the supply or deemed supply of goods or services under applicable legislation or regulation but, in each case, excluding any U.S. sales Tax.

1.178.	“VEGFRs” has the meaning set forth in Section 1.38 (Competing Product).

2.GRANTS OF LICENSES.

2.1.License to Company. Subject to the terms and conditions of this Agreement, HUTCHMED hereby grants to Company (a) an exclusive (including as to HUTCHMED, but subject to Section 2.6 (No Other Rights and Retained Rights)), royalty-bearing, non-transferable (except in accordance with Section 11.8 (Assignment)) license, with the right to grant sublicenses through multiple tiers (solely in accordance with Section 2.3 (Right to Sublicense)), under the Licensed Technology and under HUTCHMED’s right, title and interest in the Joint Technology, to Develop, Manufacture, Commercialize, perform Medical Affairs activities, and otherwise exploit the Licensed Compound and Licensed Products in the Field in the Territory and (b) a non-exclusive royalty-bearing, non-transferable (except in accordance with Section 11.8 (Assignment)) license, with the right to grant sublicenses through multiple tiers (solely in accordance with Section 2.3 (Right to Sublicense)), under the Licensed Technology to Manufacture the Licensed Compound and Licensed Products in the Restricted Territory for the purposes of supporting Development, Manufacturing and Commercialization of the Licensed Compound and Licensed Products in the Territory.

2.2.License to HUTCHMED.  Company hereby grants to HUTCHMED a non-exclusive, perpetual, fully-paid, irrevocable license, with the right to grant sublicenses through multiple tiers, under the Company Technology, to (a) Manufacture the Licensed Compound and Licensed Products in the Territory for the sole purposes of supporting Development (including obtaining regulatory approval), Manufacturing and Commercialization of the Licensed Compound and Licensed Product in the Restricted Territory, (b) conduct HUTCHMED’s other obligations under this Agreement and (c) Develop, Manufacture, Commercialize and otherwise exploit the Licensed Compound and Licensed Products in the Restricted Territory.

2.2.1.In the event that Company or its Affiliate pursues any material Development or Commercialization activities with respect to a particular Combination Product, then, upon HUTCHMED’s written request, Company will discuss with HUTCHMED in good faith for a period of up to [***] the possibility of HUTCHMED obtaining a license under any Company Combination Product Technology relating to such Combination Product solely to exploit the same in the Restricted Territory.

2.3.Right to Sublicense.

2.3.1.Company Right to Sublicense.

(a)Company shall have the right to grant Sublicenses through multiple tiers under the rights granted to Company in this Section 2.1 (License to Company), in Section 4.4.2(b) (License to HUTCHMED Trademarks for Commercialization) and in Section 4.4.2(c) (Copyright License), to its Affiliates and to Third Parties for the Development, Manufacture, Commercialization, performance of Medical Affairs activities, and other exploitation of the Licensed Compound and Licensed Products in the Field without HUTCHMED’s consent.  Notwithstanding any Sublicense, Company will remain liable and responsible for all of Company’s duties and obligations contained in this Agreement (including all payments due hereunder), and any act or omission of a Sublicensee which would be a breach of this Agreement if performed (or not performed) by Company shall be deemed a breach by Company of this Agreement.

(b)Each Sublicense (i) shall be consistent with, the terms and conditions of this Agreement; (ii) shall not diminish, reduce or eliminate any of Company’s obligations under this Agreement; (iii) shall require the Sublicensee(s) to comply with all applicable terms of this Agreement (except for the payment obligations, for which Company shall remain financially responsible); (iv) shall, if applicable, require that any Sublicensee grant to HUTCHMED a right of reference to the same extent of the right of reference granted to HUTCHMED pursuant to Section 2.4.2 (HUTCHMED Right of Reference); and (v) shall prohibit further sublicensing except on terms consistent with this Section 2.3.1 (Company Right to Sublicense).

2.3.2.Breach of Sublicense.  In the event of an uncured material breach by any Sublicensee under a Sublicense that would constitute a material breach of Company’s obligations under this Agreement (a “Sublicensee Material Breach”), Company shall use Commercially Reasonable Efforts to remedy such Sublicensee Material Breach; provided, however, that if Company is unable to cure such Sublicensee Material Breach in accordance with Section 9.4.1 (Termination for Material Breach) of this Agreement, such Sublicensee Material Breach shall be deemed to be an uncured material breach by the Company under this Agreement.

2.4.Right of Reference.

2.4.1.Company Right of Reference. HUTCHMED hereby grants to Company and its Sublicensees a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any analogous Applicable Law recognized outside of the United States) to (a) subject to the terms of the Data Protection Agreement, all clinical data generated by or on behalf of HUTCHMED in respect of the Licensed Compound or Licensed Products and Controlled by HUTCHMED or its Affiliates and (b) all regulatory materials included in the Regulatory Submissions and Regulatory Approvals Controlled by HUTCHMED or its Affiliates relating to the Licensed Compound or Licensed Products, in each case (a)-(b), to the extent necessary or reasonably useful for Company to make Regulatory Submissions and obtain Regulatory Approval of any Licensed Product in the Field in the Territory and solely for the purpose of making Regulatory Submissions with respect to and obtaining Regulatory Approval of any Licensed Product in the Field in the Territory.

HUTCHMED shall provide a signed statement to this effect, if requested by Company, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Applicable Law recognized outside of the United States).

2.4.2.HUTCHMED Right of Reference.  Company hereby grants, and, to the extent requested by HUTCHMED in writing, will cause its applicable Sublicensees to grant, to HUTCHMED and its licensees and sublicensees in respect of the Licensed Compound a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any analogous Applicable Law recognized outside of the United States) to (a) subject to the terms of the Data Protection Agreement, all clinical data generated by or on behalf of Company, its Affiliates or Sublicensees in respect of the Licensed Compound or Licensed Products, and (b) all regulatory materials included in the Regulatory Submissions and Regulatory Approvals Controlled by Company, its Affiliates or Sublicensees relating to the Licensed Compound or Licensed Products, in each case ((a)-(b)), to the extent necessary or reasonably useful to make Regulatory Submissions for the Licensed Compound or Licensed Products and obtain Regulatory Approval of any Licensed Product outside of the Territory, and solely for the purpose of making Regulatory Submissions for the Licensed Compound or Licensed Products and obtaining Regulatory Approval of any Licensed Product in the Field outside of the Territory.  To the extent necessary or reasonably useful for the foregoing purpose, Company shall provide a signed statement to this effect, if requested by HUTCHMED, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Applicable Law recognized outside of the United States).

2.5.Delivery of Licensed Know-How.  Within [***] (in the case of materials and information existing as of the Effective Date), and thereafter during the Term as may be reasonably requested by Company HUTCHMED shall transfer to Company true and complete copies, in English, of all Licensed Know-How necessary, or believed by HUTCHMED in good faith to be reasonably useful to, exploiting the Licensed Compound and Licensed Products (in electronic or hard copy format where applicable); provided that, subject to Section 11.3 (Additional Approvals), HUTCHMED will not be required to transfer any Licensed Know-How to the extent any such transfer would violate Applicable Laws applicable as of the time of the intended transfer, in which case HUTCHMED shall notify Company of the scope of the Licensed Know-How so impacted and the details of such Applicable Laws.

2.6.No Other Rights and Retained Rights.  No rights, other than those expressly set forth in this Agreement are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights.  All rights not expressly granted by either Party to the other hereunder are reserved. Without limiting the foregoing, HUTCHMED hereby expressly retains the right (on behalf of itself, its Affiliates and licensees) (a) to perform Manufacturing activities for the Licensed Compound and Licensed Products in the Territory for the purposes of supporting Development (including obtain Regulatory Approval), Manufacturing and Commercialization of the Licensed Compound and Licensed Product in the Restricted Territory, (b) to perform HUTCHMED’s other obligations under this Agreement in accordance with the terms and conditions hereof, including under the HUTCHMED Development Plan, and (c) for BeiGene to complete the Clinical Trial currently being conducted in the Republic of Korea pursuant to the BeiGene Collaboration Agreement, as described on Section 7.2.19 of Schedule 7.2 (HUTCHMED Disclosures), subject to and in accordance with Section 4.1.2 hereof.

2.7.Exclusivity.

2.7.1.Exclusivity. Subject to Section 2.7.2 (Development Exclusivity in the European Union and the United Kingdom), 2.7.3 (Acquisition of a Competing Product) and Section 2.8 (Change of Control), during the period from the Effective Date until [***], each Party will not, and will cause its Affiliates to not, directly or indirectly, either itself or in collaboration with a Third Party, Develop (including submitting any applications for Regulatory Approval), Manufacture or Commercialize any Competing Product in the Territory.

2.7.2.Development Exclusivity in the European Union and the United Kingdom. Solely with respect to the European Union and the United Kingdom, each Party’s obligation not to directly or indirectly, either itself or in collaboration with a Third Party, Develop (including submitting any applications for Regulatory Approval) any Competing Product will only be effective from the Effective Date until [***].

2.7.3.Acquisition of a Competing Product. Notwithstanding Section 2.7.1 (Exclusivity), if a Party or any of its Affiliates acquires rights to a Competing Product as the result of a merger or acquisition with or of a Third Party other than a Change of Control where such Party or any of its Affiliates is the acquired entity (each, an “Acquisition Transaction”), such Party or such Affiliate will, [***] notify the other Party in writing of such acquisition and that such Party or its Affiliate will Divest its rights to such Competing Product, in which case, within [***], such Party or its Affiliate will Divest such Competing Product.  Prior to the time of divestiture, the applicable Party and its Affiliates will segregate all research, development, manufacturing or commercialization activities relating to the Competing Product from Development, Manufacture and Commercialization activities with respect to Licensed Compounds or Licensed Products under this Agreement, including ensuring that (a) no personnel involved in performing research, development, manufacturing or commercialization activities with respect to such Competing Product have access to non-public plans or information relating to the Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products under this Agreement and (b) no personnel involved in performing Development, Manufacture or Commercialization activities with respect to Licensed Compounds or Licensed Products under this Agreement have access to non-public plans or information relating to the discovery, research, development, manufacture or commercialization of such Competing Product.

2.8.Change of Control If there is a Change of Control involving a Party (where such Party is the acquired entity), the obligations of Section 2.7.1 (Exclusivity) will not apply to any product that is controlled by the relevant acquirer or its Affiliates and that exists prior to the closing of such Change of Control; provided that (a) the acquired Party and the acquirer and its Affiliates existing immediately prior to the effective date of such Change of Control establish and enforce internal processes, policies, procedures and systems to segregate information relating to any such program from any Confidential Information related to the Licensed Compounds and Licensed Products under this Agreement, (b) the acquirer and its Affiliates existing immediately prior to the effective date of such Change of Control do not use or practice, directly or indirectly, any Patent Rights, Know-How or Confidential Information of the acquired Party or its Affiliates (including any Patent Rights, Know-How or Confidential Information licensed or acquired from the other Party under this Agreement) in such program, and (c) no personnel who were employees or consultants of the acquired Party or its Affiliates at any time prior to or after the Change of Control will conduct any activities under such program.

2.9.Third Party In-Licenses.

2.9.1.New In-License Agreements.

(a)If, during the Term, HUTCHMED identifies any Third Party to any Patent Rights or Know-How that would, if Controlled by HUTCHMED, constitute Licensed Technology because such Patent Right or Know-How is necessary to Develop, Manufacture, Commercialize and otherwise exploit any Licensed Compound or Licensed Product in the Territory in HUTCHMED’s reasonable opinion, then HUTCHMED will promptly notify Company thereof in writing, including by providing a summary description of such Patent Rights or Know-How (such notice, a “Potential In-License Notice”).

(b)After the receipt of a Potential In-License Notice, [***] with such Third Party to obtain rights under or in respect of such Patent Rights or Know-How for exploitation of Licensed Products and Licensed Compounds solely in the Field in the Territory (or any part thereof, in Company’s discretion, and provided that any license to such Patent Rights or Know-How solely related to the Manufacture of the Licensed Compound or Licensed Product shall be non-exclusive unless otherwise agreed by HUTCHMED). In no event shall HUTCHMED obtain, or permit any of its Affiliates to obtain, any rights under any Patent Right or Know-How that is necessary to Develop, Manufacture, Commercialize and otherwise exploit any Licensed Compound or Licensed Product in the Field in the Territory, including any Patent Right that Covers any Licensed Product or Licensed Compound in any part of the Territory, for the Development, Manufacture, Commercialization or exploitation of any Licensed Compound or Licensed Product in the Field in the Territory without Company’s prior written consent; provided, however, that the foregoing shall not preclude HUTCHMED or its Affiliates from obtaining (i) [***].

(c)If Company enters into any such agreement or arrangement contemplated by Section 2.9.1(b) (a “New In-License Agreement”), [***] with whom such New In-License Agreement is entered into, subject to and without limitation of Company’s rights under this Agreement, including Section 5.3.3(a) hereof.

2.10.Antitrust Filings; Effectiveness.

2.10.1.Each of Company and HUTCHMED (as applicable in each case) agrees to prepare and make the Antitrust Filings relating to this Agreement and the transactions contemplated hereby as soon as reasonably practicable after the Execution Date (but no later than [***] with respect to any HSR filing), and Company shall bear the filing fees associated with any HSR Filing, but each Party shall otherwise bear its own costs in connection with the Austrian and German filings.  The Parties agree to cooperate in the antitrust clearance process and to furnish promptly to relevant Governmental Authorities, any information reasonably requested by them in connection with such filings or formal or informal inquiries.  With respect to the Antitrust Filings, each of Company and HUTCHMED shall, to the extent practicable, and to the extent permitted by Applicable Laws: (a) promptly notify the other Party of any material communication to that Party from any Governmental Authority and discuss with and permit the other Party to review in advance any proposed written communication to any of the foregoing; (b) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and give the other Party the opportunity to attend and participate thereat; and (c) furnish the other Party with copies of all correspondence and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement.  HUTCHMED and Company, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this Section 2.10.1 as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient Party unless express permission is obtained in advance from the source of the materials or the applicable Party’s legal counsel.

2.10.2.In furtherance of obtaining the Antitrust Clearances, HUTCHMED and Company will use their respective Commercially Reasonable Efforts to resolve as promptly as practicable any objections that may be asserted with respect to this Agreement or the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory law.  In connection with obtaining such clearance from the FTC, the DOJ or any other Governmental Authority, Company and its Affiliates will not be required to (a) sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer or dispose of any assets, operations, rights, product lines, businesses or interest therein of Company or any of its Affiliates (or consent to any of the foregoing actions); or (b) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to impose any of the restrictions referenced in clause (a) above.

2.10.3.Other than the provisions of this Section 2.10 (Antitrust Filings; Effectiveness), Section 4.1.2(b) (HUTCHMED Development Plan; Ongoing Clinical Trials), Section 4.2.2(e) (Responsibility for Regulatory Interactions), Section 4.2.6 (Data Protection Agreement), Section 4.3.5 (Negotiation of Agreements), Article 6 (Covenants), Section 7.1 (Representations and Warranties of Each Party), Section 7.2 (Additional Representations and Warranties of HUTCHMED), Section 7.3 (Bring Down of HUTCHMED Representations and Warranties), Section 7.4 (Covenants of HUTCHMED), Section 9.2 (Termination for Failure to Obtain Antitrust Clearance), Section 11.1 (Governing Law), Section 11.3 (Additional Approvals), Section 11.5 (Notices), Section 11.7 (Amendment), Section 11.8 (Assignment), Section 11.13 (Publicity), and all definitions necessary to give effect to the foregoing provisions, each of which shall each become effective on the Execution Date, the rights and obligations of the Parties under this Agreement shall not become effective until the Effective Date.

3.DECISION MAKING AND DISPUTE RESOLUTION.

3.1.Joint Steering Committee.  Within [***], the Parties shall establish a joint steering committee (the “JSC”) that will be responsible for receiving status updates, facilitating the exchange of information regarding activities with respect to the Development, Manufacturing, Commercialization and conduct of Medical Affairs activities of or in respect of Licensed Products in the Territory and taking any other actions specifically ascribed to the JSC pursuant to the terms of this Agreement.

3.1.1.Membership.  The JSC will consist of an equal number of representatives from each Party and no fewer than two (2) senior representatives from each Party.  Company will designate the initial chairperson of the JSC for the period of time ending at the end of the first full Calendar Year of the Term and then the Party designating the chairperson of the JSC shall alternate thereafter on an annual basis. The chairperson will be responsible for calling meetings and setting the agenda (which shall include a list of all participants expected at a meeting) and circulating such agenda at least [***] prior to each meeting and distributing minutes of the meetings for review by the Parties within [***] following such meeting, but will not otherwise have any greater power or authority than any other member of the JSC.  JSC members shall have such expertise as appropriate to the activities of the JSC from time to time and the JSC may invite personnel of the Parties having relevant expertise to participate in discussions of the JSC from time to time as appropriate to assist in the activities of the JSC.

3.1.2.Responsibilities.  The JSC may discharge its responsibilities through one or more subcommittees.  The JSC’s responsibilities will include, without limitation:

(a)providing a forum for the discussion of the Parties’ activities under this Agreement;

(b)reviewing progress under the HUTCHMED Development Plan and the Development Plan on a semi-annual basis;

(c)reviewing and discussing proposed amendments to the HUTCHMED Development Plan and the Development Plan;

(d)reviewing and commenting on Company’s strategy with respect to Regulatory Submissions relating to Licensed Products in the Field in the Territory;

(e)reviewing and discussing the Regulatory Submission Transition Plan set forth on Schedule 4.2.1 (Key Terms of Regulatory Transition Plan);

(f)facilitating the exchange of all data, information, material or results relating to Development of Licensed Products in the Field in the Territory;

(g)discussing the procedures regarding the collection, sharing and reporting of Adverse Event information related to Licensed Products consistent with the Pharmacovigilance Agreement to be entered into in accordance with Section 4.2.5 (Adverse Events);

(h)reviewing and discussing the Commercialization Plan;

(i)discussing matters relevant to coordination between the Parties on matters relevant to the Licensed Compound and Licensed Products in both the Territory and the Restricted Territory;

(j)facilitating the transfer of Know-How pursuant to this Agreement and the Manufacturing Technology Transfer Agreement, including the HUTCHMED Manufacturing Know-How;

(k)establishing the Publications Committee and reviewing and discussing the Publications and Communications Charter; and

(l)performing such other activities as are specifically ascribed to the JSC pursuant to the terms of this Agreement or that the Parties mutually agree in writing shall be the responsibility of the JSC.

3.1.3.Meetings.  So long as activities are being performed under the HUTCHMED Development Plan or the Development Plan, the JSC will meet at such frequency as shall be established by the Parties (but not less frequently than [***] per year, unless otherwise agreed between the Parties or requested by HUTCHMED (which requests by HUTCHMED shall not result in the JSC meeting more than [***] per year)).  All meetings will be conducted in English.  Meetings shall be held telephonically or by video conference.  Meetings of the JSC shall be effective only if at least one representative of each Party is in attendance or participating in the meeting.  Members of the JSC shall have the right to participate in and vote at meetings by telephone or video conference.  Each Party shall be responsible for expenses incurred by its employees and its members of the JSC in attending or otherwise participating in JSC meetings.  Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC.  If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.

3.1.4.Minutes and Agendas.  The minutes of each JSC meeting shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.  Minutes of each JSC meeting shall be approved or disapproved, and revised as necessary, no later than [***] after the meeting to which the minutes pertain.

3.1.5.Decision-Making.  The JSC will not have any decision-making authority and will serve solely as a forum for discussion and guidance.  For clarity, the JSC will not have the authority to: (a) modify or amend the terms and conditions of this Agreement; or (b) waive either Party’s compliance with the terms of this Agreement.  Each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion will be delegated to or vested in the JSC.

3.2.Other Committees.  The JSC may establish other committees or sub-committees as the Parties mutually deem appropriate.  Section 3.1.5 (Decision-Making) shall apply to any such other committee or sub-committee mutatis mutandis.

3.3.Alliance Managers.  Within [***], each Party shall appoint a representative (“Alliance Manager”) to facilitate communications between the Parties and to act as a liaison between the Parties with respect to activities to be conducted pursuant to this Agreement. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Each Party’s Alliance Manager shall be entitled to attend all JSC and committee meetings. Each Alliance Manager may bring any matter to the attention of the JSC where such Alliance Manager reasonably believes that such matter requires attention of the JSC.

4.DEVELOPMENT, REGULATORY, MANUFACTURE AND COMMERCIALIZATION.

4.1.Development.

4.1.1.General Responsibilities.  Subject to Section 4.1.2 (HUTCHMED Development Plan; Ongoing Clinical Trials), Company will have the sole right (including through its Affiliates or Sublicensees), at its own cost and expense, to manage and conduct all Development activities for the Licensed Compound and Licensed Products in the Territory.  Company will undertake its Development activities in accordance with all Applicable Laws.

4.1.2.HUTCHMED Development Plan; Ongoing Clinical Trials.

(a)From the Effective Date and subject to the terms of this Agreement, HUTCHMED shall use Commercially Reasonable Efforts to continue or wind-down, as set forth in the HUTCHMED Development Plan, the conduct of Clinical Trials with respect to the Licensed Compound and Licensed Products in, or in respect of, the Territory, that are ongoing as of the Effective Date (such Clinical Trials, the “Ongoing Clinical Trials”).  Attached hereto as Schedule 4.1.2 (HUTCHMED Development Plan) is a development plan setting out the Ongoing Clinical Trials and their status as of the Execution Date and the Development activities to be conducted by or on behalf of HUTCHMED or its Affiliates in the conduct of the Ongoing Clinical Trials, as well as a budget for such activities which shall be consistent with Section 4.1.4(b) (the “HUTCHMED Development Plan”), which HUTCHMED Development Plan may only be amended by mutual agreement of the Parties.  Company will reimburse HUTCHMED for the Development Costs incurred by HUTCHMED and its Affiliates from the Effective Date to the extent set forth in the HUTCHMED Development Plan, in accordance with Section 4.1.4 (Development Costs).  For clarity, Company shall not reimburse HUTCHMED for any costs and expenses incurred by HUTCHMED in connection with Ongoing Clinical Trials conducted pursuant to the BeiGene Collaboration Agreement. HUTCHMED shall provide all data and results obtained from such Ongoing Clinical Trials to Company promptly following receipt.

(b)HUTCHMED shall not (i) conduct, or permit, agree, or commit to the conduct of, any new Development, Manufacturing, Commercialization or other exploitation activities with respect to any Licensed Compound or Licensed Product in the Field in the Territory under the BeiGene Collaboration Agreement or Innovent Collaboration Agreement in connection with the Licensed Compound or any Licensed Product in the Territory, other than as expressly provided for in the HUTCHMED Development Plan, or (ii) agree to or enter into any amendment of, supplement to or other modification of the BeiGene Collaboration Agreement or Innovent Collaboration

Agreement that relates to the Territory and is not contemplated by the HUTCHMED Development Plan, or could reasonably be expected to, or does, adversely affect the rights granted by HUTCHMED to Company hereunder relating to or affecting the Licensed Compound or the Licensed Product in the Field in the Territory, or (iii) without limiting the foregoing, submit any Ex-China Exclusivity Request (as defined under the Innovent Collaboration Agreement) or consent or agree to any Ex-China Exclusivity Request received, in each case (clauses (i), (ii) and (iii)), other than at the written direction of Company. For clarity, HUTCHMED shall not be limited or restricted in any way from (x) conducting any further Development, Manufacturing, Commercialization or other exploitation activities with respect to any Licensed Compound or Licensed Product solely in the Restricted Territory under the BeiGene Collaboration Agreement or Innovent Collaboration Agreement in connection with the Licensed Compound or any Licensed Product in the Restricted Territory, or (y) agreeing to or entering into any amendment of, supplement to or other modification of the BeiGene Collaboration Agreement or Innovent Collaboration Agreement solely relating to or solely affecting the Licensed Compound or the Licensed Product in the Restricted Territory.

(c)For clarity, HUTCHMED shall not be entitled to expand any Ongoing Clinical Trial or initiate any new Clinical Trial within the Territory without the prior written consent of Company.

4.1.3.Development Plan.  During the Term, Company will provide a development plan to HUTCHMED on an annual basis (each a “Development Plan”). The initial Development Plan is attached as Schedule 4.1.3 (Initial Development Plan). Each Development Plan will include a written report summarizing (a) except in the case of the initial Development Plan, Company’s and its Affiliates’ and Sublicensees’ Development activities for the Licensed Compound and each Licensed Product since the prior report, including a reasonably detailed summary of all results and data, if any, obtained from such activities, and (b) any planned future Development activities, including those activities it anticipates to initiate or has initiated for the following Calendar Year.

4.1.4.Development Costs.

(a)Company Development Activities.  As between the Parties, Company will be responsible for all costs and expenses of any Development activities conducted by Company, its Affiliates, its Sublicensees or its subcontractors hereunder with respect to the Territory.

(b)HUTCHMED Development Costs.  Within [***] after each Calendar Quarter during which activities are conducted under the HUTCHMED Development Plan, HUTCHMED will invoice Company for the HUTCHMED Development Costs incurred during such Calendar Quarter that are associated with the conduct of the HUTCHMED Development Plan; provided, however, that in no event shall HUTCHMED invoice for, or be entitled to compensation for, FTE Costs in connection with such Development activities that exceed the applicable Maximum FTE Charge.  Each such invoice shall include a description of the activities conducted, a calculation of the actual FTE Costs applicable to each such individual, and any reasonable out-of-pocket expenses incurred by HUTCHMED and its Affiliates (together with supporting documentation).  Company shall reimburse HUTCHMED for such costs actually incurred by HUTCHMED and its Affiliates, up to the applicable Maximum FTE Charge with respect to FTE Costs, within [***] of invoice.  For the avoidance of doubt, the FTE Cap and Maximum FTE Charges applicable to such Development Activities shall not limit HUTCHMED’s obligation to perform its obligations under Section 4.1.2(a) (HUTCHMED Development Plan; Ongoing Clinical Trials).

4.2.Regulatory Matters.

4.2.1.Transfer of Regulatory Activities.  Without limiting Section 2.5 (Delivery of Licensed Know-How), HUTCHMED shall transfer regulatory responsibilities, obligations and Regulatory Submissions (including supporting data and documentation underlying such Regulatory Submissions) in the Territory in respect of the Licensed Compound and Licensed Products to Company or its Third Party designee in accordance with a transition plan that the Parties will agree upon after the Execution Date, which plan shall be in accordance with terms set forth on Schedule 4.2.1 hereto and shall contain such other terms as the Parties shall mutually agree upon in good faith (“Regulatory Transition Plan”).  The date of such complete transfer, with respect to a particular country in the Territory is referred to herein as the “Regulatory Submission Transfer Date”.

4.2.2.Responsibility For Regulatory Interactions.

(a)The following shall apply with respect to each country within the Territory in which HUTCHMED or its Affiliate has made, or makes (in accordance with the Regulatory Transition Plan), one or more Regulatory Submissions, during the period from and after the Effective Date and until the Regulatory Submission Transfer Date for such country in the Territory:

(i)HUTCHMED will coordinate all communications with applicable Regulatory Authorities with respect to the Licensed Compound and Licensed Products in the Field in such country, acting in accordance with Company’s directions to the extent such instructions do not conflict with Applicable Laws. Company will have the sole right to select the attendees at any meetings with applicable Regulatory Authorities relating to such Regulatory Submissions or otherwise relating to the Licensed Compound or Licensed Products in the Territory to the extent permitted by the applicable Regulatory Authority; provided, that Company will consult with HUTCHMED in good faith regarding Company’s selection of attendees at such meetings, and HUTCHMED will be permitted to have at least two (2) Representatives in attendance at each such meeting; provided, further, that if the subject matter of such meeting also relates to other products of HUTCHMED or its Affiliates, Company will be permitted to participate in the portions of such meetings pertaining to such Regulatory Submissions, the Licensed Compound or Licensed Products in the Territory; provided, further, that HUTCHMED shall use its reasonable efforts to avoid scheduling such meetings that relate to such Regulatory Submissions, the Licensed Compound or Licensed Products in the Territory, on the one hand, and other products of HUTCHMED or its Affiliates, on the other hand.

(ii)Without limiting the foregoing clause (i), HUTCHMED will provide to Company for its review and comment drafts of all Regulatory Submissions to be submitted to Regulatory Authorities in such country for the Licensed Compound and/or any Licensed Products prior to submission within a reasonable amount of time (but not less than [***], unless such time period is not practicable, in which case the maximum amount of time practicable) to allow Company to review and comment thereon and will adhere to Company’s directions regarding all such Regulatory Submissions, including with respect to the content thereof and when and if to file the same, to the extent such directions do not conflict with Applicable Law.  In addition, HUTCHMED will notify Company of any comments or other correspondence related thereto submitted to or received from any Regulatory Authority in such country for the Licensed Compound or any Licensed Product as soon as practicable and in any event within [***] of such receipt or submission, and will provide Company with copies thereof promptly after its submission or receipt.

(iii)Within [***] after each Calendar Quarter during which activities are conducted by HUTCHMED under this Section 4.2.2(a) (Responsibility for Regulatory Interactions) and Section 4.2.3(a) (Regulatory Cooperation), HUTCHMED will invoice Company for all FTE Costs and reasonable out-of-pocket expenses incurred by HUTCHMED or its Affiliates during such Calendar Quarter that are associated with the coordination and conduct of activities under this Section 4.2.2(a) (Responsibility for Regulatory Interactions) and Section 4.2.3(a) (Regulatory Cooperation); provided, however, that in no event shall HUTCHMED invoice Company, or be entitled to compensation, for FTE Costs in connection with such activities that exceed the applicable Maximum FTE Charge.  Each such invoice shall include a description of the activities conducted, a calculation of the actual FTE Costs applicable to each such individual, and any reasonable out-of-pocket expenses incurred by HUTCHMED and its Affiliates (together with supporting documentation). Company shall reimburse HUTCHMED for all such FTE Costs and reasonable out-of-pocket expenses actually incurred by HUTCHMED and its Affiliates pursuant to the coordination and conduct of activities under this Section 4.2.2(a) (Responsibility for Regulatory Interactions) and Section 4.2.3(a) (Regulatory Cooperation), up to the applicable Maximum FTE Charge with respect to FTE Costs, within [***] of invoice.    For the avoidance of doubt, the FTE Cap and Maximum FTE Charges applicable to the activities contemplated by Section 4.2.2(a) (Responsibility for Regulatory Interactions) and Section 4.2.3(a) (Regulatory Cooperation) shall not limit HUTCHMED’s obligation to perform its obligations under Section 4.2.2(a) (Responsibility for Regulatory Interactions) and Section 4.2.3(a) (Regulatory Cooperation).

(b)From and after the Regulatory Submission Transfer Date for each country in the Territory, at Company’s sole cost and expense, Company will coordinate all communications with applicable Regulatory Authorities with respect to the Licensed Compound and Licensed Product in the Field in such country.  Upon the written request of Company, HUTCHMED shall make up to two (2) appropriate Representatives having suitable experience available to participate in meetings (or portions of meetings pertaining to Licensed Products) with applicable Regulatory Authorities relating to Regulatory Submissions in the Territory.

(c)Subject to the roles and responsibilities of the Parties set out in Sections 4.2.2(a) and 4.2.2(b), and subject to the remaining terms and conditions of this Agreement, as between the Parties, Company shall have sole authority in the Territory with respect to (i) obtaining Regulatory Approvals and Pricing Approvals for Licensed Products

and subsequently maintaining such Regulatory Approvals and Pricing Approvals, in each case in the Field in the Territory, (ii) communicating with Regulatory Authorities about Licensed Products in the Field in the Territory and (iii) preparing and submitting supplements, communications, annual reports, Adverse Event reports, manufacturing changes, supplier designations and other related regulatory filings and Regulatory Submissions, in each case with respect to the Licensed Product in the Field in the Territory.

(d)Each Party shall keep the JSC reasonably informed regarding the status and progress of its activities conducted pursuant to this Section 4.2.2 (Responsibility for Regulatory Interactions), including, to the extent practicable, providing the JSC with advance notice of all meetings scheduled with a Regulatory Authority (including notice promptly after a request for a meeting received from a Regulatory Authority) involving material Regulatory Submissions and providing summaries of the outcomes of such meetings and any material correspondence relating thereto.

(e)On and after the Execution Date until the Effective Date, HUTCHMED will provide to Company for its review and comment drafts of all material Regulatory Submissions to be submitted to Regulatory Authorities in the Territory for the Licensed Compound and/or any Licensed Products prior to submission within a reasonable amount of time (but not less than [***], unless such time period is not practicable, in which case the maximum amount of time practicable) to allow Company to review and comment thereon, and HUTCHMED will consider any reasonable comments received from Company with respect to such Regulatory Submissions; provided, that HUTCHMED shall have the right to make the final decision whether to include any such comments. In addition, HUTCHMED will notify Company of any comments or other correspondence related thereto submitted to or received from any Regulatory Authority in such country for the Licensed Compound and/or any Licensed Product as soon as practicable and in any event within [***] of such receipt or submission and will provide Company with copies thereof promptly after its submission or receipt.  In addition, the Parties will negotiate in good faith and finalize the Regulatory Transition Plan as soon as practicable after the Execution Date and in any event within [***].

4.2.3.Regulatory Cooperation.

(a)HUTCHMED shall provide reasonably requested assistance to Company to assist Company in exercising its rights under Section 4.2.2 (Responsibility for Regulatory Interactions), and will otherwise cooperate with Company with respect to Company’s Regulatory Submissions in respect of Licensed Products in the Territory and efforts to obtain and maintain Regulatory Approvals for, Licensed Products in the Territory pursuant to Section 4.2.2 (Responsibility for Regulatory Interactions); provided that in no event shall HUTCHMED be obligated to provide such assistance beyond the second anniversary of the Effective Date. Company will reimburse HUTCHMED for all such costs in accordance with Section 4.2.2(a)(iii) (Responsibility for Regulatory Interactions).

(b)Company shall provide reasonably requested assistance to HUTCHMED to assist HUTCHMED in performing its obligations under Section 4.2.2 (Responsibility for Regulatory Interactions) and Company will take such actions as are required on its part to complete the transition contemplated by Section 4.2.1 as soon as practicable after the Effective Date.

(c)Except to the extent prohibited under any agreement between HUTCHMED and any licensee in the Restricted Territory as of the Execution Date, if applicable, HUTCHMED shall keep the JSC reasonably informed regarding material communications with Governmental Authorities with respect to the Licensed Compound and Licensed Products in the Restricted Territory, including, to the extent practicable, providing the JSC with advance notice of all meetings scheduled with a Governmental Authority (including notice promptly after a request for a meeting received from a Governmental Authority) involving material regulatory submissions relating to a Licensed Compound or Licensed Product in the Restricted Territory and providing summaries of the outcomes of such meetings and any material correspondence relating thereto.  Notwithstanding the foregoing, HUTCHMED will not be required to provide Company with translated versions of any such communications from the language in which they are received.

4.2.4.Regulatory Audits.  If a Regulatory Authority desires to conduct an inspection or audit of a Party’s facility, or a facility under contract with a Party, with regard to a Licensed Product in the Territory, then such Party shall promptly notify the other Party and permit and cooperate with such inspection or audit.  Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which the audited Party will immediately provide to the other Party), the audited Party shall prepare the response to any such observations and shall provide a copy of such response to the other Party. Where HUTCHMED or its Affiliate, licensee or contract service provider is the audited Party, HUTCHMED shall permit Representatives of Company to observe such inspection or audit at such facility.

4.2.5.Adverse Events.  Within [***], the Parties will enter into a customary pharmacovigilance agreement reasonably acceptable to both Parties (the “Pharmacovigilance Agreement”).  The Pharmacovigilance Agreement will set forth guidelines and procedures for the receipt, investigation, recording, review, communication, reporting and exchange between the Parties of Adverse Event reports and Other Safety Information, that, for purposes of information exchange between the Parties, will include Adverse Events and serious Adverse Events, and any other information concerning or impacting the safety of any Licensed Product or Licensed Compound.  Company shall maintain and will be the recognized holder of a global safety database for Adverse Event reports related to the Licensed Compound and Licensed Products received by either Party.  Company will respond to safety inquiries regarding Licensed Products in the Field in all countries and territories in the Territory and HUTCHMED will respond to safety inquiries regarding Licensed Products in the Restricted Territory.

4.2.6.Data Protection Agreement.  Within [***], the Parties will enter into a customary data protection agreement reasonably acceptable to both Parties containing customary and appropriate provisions in respect of the sharing of such data between the Parties (the “Data Protection Agreement”), which shall become effective upon the Effective Date.

4.2.7.Product Information; Labeling; Core Data Sheet. HUTCHMED will transfer ownership of the core data sheet in accordance with the Pharmacovigilance Agreement.

New efficacy, safety, manufacturing, or other emerging data will be incorporated into the core data sheet (by the then-current core data sheet owner), and local labeling updated, in accordance with Applicable Laws and the standard practices of Company.  Each Party will notify the other Party of any local labeling changes, whether initiated by a Party or as a result of a request from a Regulatory Authority.

4.3.Manufacture.

4.3.1.General.  During the Term, and without limiting the terms [***], Company will have the sole right (including through its Affiliates or Sublicensees), [***], to conduct all Manufacturing activities for the Licensed Compound and Licensed Products in the Territory. Company will undertake its Manufacturing activities in accordance with all Applicable Laws.

4.3.2.Interim Manufacturing.  From the Effective Date and, [***], until Company is able to Manufacture and supply sufficient quantities of the Licensed Compound and Licensed Products to fully support its Development and Commercialization activities in the Territory under this Agreement, which Company will seek to be able to do as soon as reasonably practicable following the transfer of HUTCHMED Manufacturing Know-How pursuant to Section 4.3.3 (Manufacturing Technology Transfer), HUTCHMED, either itself or through its Affiliates or contractors, will Manufacture and supply the Licensed Compound and all Licensed Products to support the Development and Commercialization activities in the Territory under this Agreement (the “Interim Manufacturing Services”). Subject to and in accordance with the Supply Agreement, for the Licensed Compound and Licensed Products supplied pursuant to the Interim Manufacturing Services, HUTCHMED will charge to, and Company will pay [***].  Within [***], the Parties will negotiate in good faith and enter into a supply agreement, the terms of which shall include the terms set forth in the Supply term sheet attached hereto as Schedule 4.3.2 (Terms of Clinical and Commercial Supply Agreement) and such other terms and conditions as the Parties shall mutually agree upon (“Supply Agreement”) and corresponding Quality Agreement as described in Section 4.3.4 (Quality Agreement) for the clinical and commercial supply of Licensed Product from HUTCHMED or its Affiliates to Company.

4.3.3. Manufacturing Technology Transfer.  Within [***], the Parties will enter into a separate agreement setting forth the terms and conditions under which HUTCHMED will transfer, or have transferred by its contract manufacturing organizations, to Company or its designee, the Licensed Know-How and materials that are necessary or useful to Manufacture the Licensed Compound and Licensed Products in the Territory (the “HUTCHMED Manufacturing Know-How”), the terms of which agreement shall include the terms set forth in the Manufacturing Technology Transfer Term Sheet attached hereto as Schedule 4.3.3 (Terms of Manufacturing Technology Transfer) and such other terms and conditions as the Parties shall mutually agree upon (the “Manufacturing Technology Transfer Agreement”). Each Party will use reasonable efforts to effect such transfer as soon as reasonably practicable following the Parties entering into the Manufacturing Technology Transfer Agreement regarding such transfer and, in any event, within any timeline contemplated in Schedule 4.3.3 (Terms of Manufacturing Technology Transfer).  Any materials provided by HUTCHMED in connection with the transfer of the HUTCHMED Manufacturing Know-How will remain the sole property of HUTCHMED, and Company will (a) use such HUTCHMED Manufacturing Know-How, including any materials transferred in connection therewith, only in the fulfillment of obligations or exercise of rights under this

Agreement, and (b) not use such HUTCHMED Manufacturing Know-How, including any materials received from HUTCHMED, or deliver the same to any Third Party, other than permitted Sublicensees, Subcontractors and Third Party consultants solely for the purpose of Manufacturing the Licensed Compound or Licensed Products in the Territory in accordance with this Agreement, without HUTCHMED’s prior written consent. HUTCHMED will provide [***] of HUTCHMED Manufacturing Know-How transfer support free of charge. Within thirty (30) days after the end of each Calendar Quarter, HUTCHMED shall deliver a report to Company of the HUTCHMED Manufacturing Know-How transfer support provided pursuant to this Section 4.3.3 (Manufacturing Technology Transfer), which report shall include a  description of activities conducted, the number of hours devoted by each individual performing such activities (regardless of whether or not 1,800 working hours of transfer support has been provided), a calculation of the actual FTE Costs applicable to each such individual (if applicable pursuant to the immediately following sentence), and any reasonable out-of-pocket expenses incurred (together with supporting documentation). Company will reimburse HUTCHMED for (x) the FTE Costs in excess of [***] (if any) and (y) all reasonable out-of-pocket costs, charges, and expenses, in each case clauses (x) and (y), incurred by HUTCHMED and its Affiliates in connection with any HUTCHMED Manufacturing Know-How transfer support. HUTCHMED will invoice Company for any costs, charges and expenses payable by Company pursuant to the immediately preceding sentence quarterly, and, subject to its receipt of the reports of the transfer support provided by HUTCHMED and the audit rights of Company contemplated in Schedule 4.3.3 (Terms of Manufacturing Technology Transfer), Company will pay all invoices submitted by HUTCHMED within [***] of the date of receipt of the invoice.

4.3.4.Quality Agreement. Within [***], and in any event before any Licensed Product may be distributed or Commercialized in the Territory by Company, its Affiliates or Sublicensees, the Parties will enter into a quality agreement, which upon such execution will be attached as a schedule hereto (“Quality Agreement”) setting forth the Parties’, their Affiliates’, and their subcontractors’ respective responsibilities and procedures regarding complaint handling, quality-specific audit rights (including with respect to compliance with cGMP, GCP and GLP), and other quality-related matters with respect to the Licensed Compound and Licensed Products in the Territory, the terms of which are hereby incorporated into this Agreement by reference, as applicable.

4.3.5.Negotiation of Agreements.  The Parties shall negotiate in good faith the final terms of the Manufacturing Technology Transfer Agreement and the Supply Agreement as promptly as practicable after the Execution Date.

4.4.Commercialization and Medical Affairs Activities.

4.4.1.Commercialization Activities.  Subject to the terms and conditions of this Agreement, Company and its Sublicensees shall have the sole right (including through its Affiliates or Sublicensees) to conduct Medical Affairs and Commercialization activities for the Licensed Products in the Field in the Territory, including full decision-making authority with respect to pricing, at Company’s sole expense.  Company shall undertake all such Commercialization and Medical Affairs activities in accordance with all Applicable Laws.

4.4.2.Trademarks for Commercialization; Copyrights.

(a)Licensed Product Trademarks.  Company shall select, and will be the exclusive owner of, the Licensed Product Trademarks and shall be solely responsible for applying for, searching, registering, maintaining and defending the registrations for the Licensed Product Trademarks in the Territory, and all goodwill associated therewith will inure to the benefit of Company.  Company shall bear all costs of applying for and maintaining registrations for the Licensed Product Trademarks.

(b)License to HUTCHMED Trademarks for Commercialization.  HUTCHMED will, upon request by Company, grant (or cause its Affiliates to grant) Company an (with respect to Commercialization) exclusive or (with respect to the conduct of Medical Affairs activities) co-exclusive with HUTCHMED and its Affiliates, royalty-free, fully-paid up, revocable, non-transferable (except in accordance with Section 11.8 (Assignment)) license, with the right to grant Sublicenses through multiple tiers (solely in accordance with Section 2.3 (Right to Sublicense)) under the HUTCHMED Trademarks solely for the purpose of Commercializing, and conducting Medical Affairs activities in respect of the Licensed Products in the Territory. In the event this license is granted to Company, Company shall use the HUTCHMED Trademarks (a) with the Trademark designations set forth on Schedule 1.86 (HUTCHMED Trademarks), (b) in a manner consistent with HUTCHMED’s reasonable branding strategy if, and as, communicated in writing to Company and (c) in a manner that will not knowingly interfere with or diminish HUTCHMED’s or its Affiliates’ rights in the HUTCHMED Trademarks.  Company hereby acknowledges and agrees that all use of the HUTCHMED Trademarks will inure to the benefit of HUTCHMED or its Affiliates, as applicable.  Company shall not apply for, register, have registered or use any Trademarks that are confusingly similar to the HUTCHMED Trademarks.  Following termination of this Agreement, Company shall refrain from all further use of the HUTCHMED Trademarks in the Territory.  HUTCHMED and its Affiliates reserve all rights not expressly granted herein to the HUTCHMED Trademarks and will exercise such rights in a manner that will not knowingly interfere with or diminish Company’s or its Sublicensee’s rights in the HUTCHMED Trademarks.  Company will be solely responsible for, and shall use Commercially Reasonable Efforts in, applying for, registering, maintaining and defending the registrations for and enforcing the HUTCHMED Trademarks in the Territory.  Company shall bear all costs of applying for, maintaining and defending registrations for and enforcing the HUTCHMED Trademarks in the Territory.  HUTCHMED, upon request by Company, will provide (or cause its Affiliates to provide) all reasonable assistance required by Company in order to apply for, register, maintain and defend the registrations for and enforce the HUTCHMED Trademarks in the Territory including the timely execution of any documents relating thereto.

(c)Copyright License.  Subject to the terms and conditions of this Agreement, HUTCHMED hereby grants to Company a non-exclusive license, with the right to grant sublicenses through multiple tiers, to use the HUTCHMED Copyrights (i) in connection with the Commercialization of, and conduct of Medical Affairs activities in respect of, the Licensed Compound and Licensed Products in accordance with this

Agreement in the Territory in the Field, and (ii) for carrying out Medical Affairs activities in accordance with this Agreement.

4.4.3.Branding.  Company has the sole right to develop the brand, marketing and promotion strategy for the Licensed Products in the Territory.

4.4.4.Reports of Commercialization Activities.  Company shall provide HUTCHMED via the JSC with annual reports of the activities it has undertaken with regard to Commercializing Licensed Products in the Field in the Territory.  In addition, Company shall submit to the JSC a high level, non-binding, plan of the activities it intends to undertake with regard to Commercializing Licensed Products in the Field in the Territory, including the launch plan for Licensed Products in each Major Market Country for which Regulatory Approval is expected to be received in the following Calendar Year, and Company shall reasonably consider any comments provided by HUTCHMED’s representatives on the JSC by Company (“Commercialization Plan”).  Each Commercialization Plan will be provided to the JSC annually no later than [***] prior to the beginning of each Calendar Year, with the first Commercialization Plan provided no later than [***] prior to the first anticipated Regulatory Approval for a Licensed Product in any Major Market Country.

4.5.Diligence Obligations.  During the Term, Company will use Commercially Reasonable Efforts to:

4.5.1.Develop and obtain Regulatory Approval for at least one Licensed Product in each Major Market Country;

4.5.2.Seek Pricing Approval for, if applicable, and Commercialize each Licensed Product in each Major Market Country in which Regulatory Approval for such Licensed Product has been obtained and, in each such Major Market Country in which Regulatory Approval has been obtained for a Licensed Product, Commercialize such Licensed Product in each Indication for which such Licensed Product has obtained Regulatory Approval in such Major Market Country; and

4.5.3.Without limiting Section 4.5.1, Develop and obtain Regulatory Approval for at least one (1) Licensed Product in the Lead Indication and each Life Cycle Indication in the Major Market Countries.

4.6.Audits.

4.6.1.Upon thirty (30) days’ prior written notice from Company, HUTCHMED shall permit an independent certified public accounting firm of internationally recognized standing selected by Company and reasonably acceptable to HUTCHMED, to examine, at Company’s sole expense, the relevant books and records of HUTCHMED and its Affiliates and subcontractors as may be reasonably necessary to verify the amounts reported by HUTCHMED in accordance with Sections 4.1.4(b) (HUTCHMED Development Costs), Section 4.2.2(a) (Responsibility for Regulatory Interactions) and 4.2.3(a) (Regulatory Cooperation).  Company shall be entitled to conduct an audit in accordance with this Section 4.6 (Audits) not more than once in any Calendar Year and such audit shall be limited to the pertinent books and records from any Calendar Year ending not more than three (3) years prior to the date of the request.  The accounting firm shall be provided access to such books and records at HUTCHMED’s facility(ies) where such books and records are normally kept and such audit shall be conducted during HUTCHMED’s normal business hours.  Upon completion of the audit, the accounting firm shall provide both Parties with a written report disclosing any discrepancies in the reports submitted by HUTCHMED or payments made by Company, if any, and in each case, the specific details concerning any discrepancies.  Any information provided by HUTCHMED to the accounting firm and the written report of the accounting firm shall be the Confidential Information of HUTCHMED.

4.6.2.If a report of an independent public accounting firm submitted to the Parties in accordance with Section 4.6.1 (Audits) shows any overpayment of amounts due under Sections 4.1.4(b) (HUTCHMED Development Costs), Section 4.2.2(a) (Responsibility for Regulatory Interactions) and 4.2.3(a) (Regulatory Cooperation), at Company’s election, Company shall receive a credit equal to such overpayment against the other payments otherwise payable to HUTCHMED hereunder or HUTCHMED shall remit to Company within [***] after receipt of such report an amount equal to such overpayment. If such overpayment exceeds [***] of the total amount owed to HUTCHMED for the payments then being audited, HUTCHMED shall remit to Company within [***] after receipt of such report the reasonable fees and expenses of such independent public accounting firm performing the audit, subject to reasonable substantiation thereof.

4.7.HUTCHMED Activities in Restricted Territory.  HUTCHMED shall provide the JSC with annual high-level reports of the activities it has undertaken with regard to Developing, Commercializing and conducting Medical Affairs activities with respect to the Licensed Compound and Licensed Products in the Restricted Territory.  In addition, HUTCHMED shall submit to the JSC a high level, non-binding, plan of the activities it intends to undertake with respect to Developing, Commercializing and conducting Medical Affairs Activities with respect to the Licensed Compound and Licensed Products in the Restricted Territory in the following Calendar Year.  Each such report and plan will be provided to the JSC annually no later than [***] prior to the beginning of each Calendar Year, except that the first such report and plan will be provided to the JSC within [***] after the formation of the JSC.  Notwithstanding anything to the contrary in this Section 4.7 (HUTCHMED Activities in Restricted Territory), HUTCHMED will have no obligation to share any information with Company that is not permitted to be disclosed under an agreement between HUTCHMED or its Affiliate, on one hand, and a Third Party on the other hand; provided that, (a) for any such agreement entered into after Effective Date, HUTCHMED shall use reasonable efforts to avoid any such restriction in any such agreement and (b) HUTCHMED shall use Commercially Reasonable Efforts to obtain any consent required to share such information with Company.

5.CONSIDERATION.

5.1.Upfront Payment.  Within [***], Company will pay to HUTCHMED a one-time, non-refundable, non-creditable payment of Four Hundred Million Dollars ($400,000,000).

5.2.Milestones.

5.2.1.Development Milestones.  Company will make one-time milestone payments (each, a “Development Milestone Payment”) to HUTCHMED upon the first occurrence of each of the development milestone events for a Licensed Product in the Field in the Territory by or on behalf of Company, its Affiliate or Sublicensee set forth below in this Section 5.2.1 (Development Milestones) (each, a “Development Milestone Event”) for the first Licensed Product to achieve such Development Milestone Event under this Agreement; provided that, upon receipt of 3L CRC Approval for the first Licensed Product in the U.S., the E.U. or Japan, as the case may be, the Development Milestone Event with respect to the 4L CRC Approval in the same jurisdiction shall be deemed to have been achieved as well.  Company will, as promptly as reasonably practicable, but in no event later than [***] after Company becomes aware of the achievement of a Development Milestone Event, notify HUTCHMED in writing that such Development Milestone Event has occurred, and HUTCHMED will provide Company with an invoice related to the respective Development Milestone Payment.  Each of the Development Milestone Payments will be payable to HUTCHMED by Company within [***] of receipt of invoice.  The maximum amount payable by Company under this Section 5.2.1 (Development Milestones) if all Development Milestone Events occur (regardless of the number of times they occur or the number of Licensed Products that trigger them) is [***].

EVENT	MILESTONE PAYMENT
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

EVENT	MILESTONE PAYMENT
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Subject to the proviso in the first sentence of this Section 5.2.1, the Development Milestone Events above shall be successive.

5.2.2.Commercial Sales Milestones.  Company will make a one-time commercial sales milestone payment (each, a “Commercial Sales Milestone Payment”) to HUTCHMED upon the occurrence of each of the commercial sales-based milestones events (each, a “Commercial Sales Milestone Event”) set forth below in this Section 5.2.2 (Commercial Sales Milestones).  For the avoidance of doubt, each of the Commercial Sales Milestone Payments set forth below will be payable only one time for the first Calendar Year in which the corresponding Commercial Sales Milestone Event is achieved, provided that, if more than one Commercial Sales Milestone Event is achieved in a single Calendar Year, each of the payments for the Commercial Sales Milestone Events achieved in such Calendar Year will be paid.  Each Commercial Sales Milestone Payment will be invoiced by HUTCHMED within [***] of the end of the Calendar Quarter in which such Commercial Sales Milestone Event is achieved, and will be payable to HUTCHMED by Company within [***] of receipt of invoice. The maximum amount payable by Company under this Section 5.2.2 (Commercial Sales Milestones) if all Commercial Milestone Events occur (regardless of the number of times they occur or the number of Licensed Products that trigger them) is [***].

COMMERCIAL SALES MILESTONE EVENT	COMMERCIAL SALES MILESTONE PAYMENT
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory are [***] or more	[***]
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory are [***] or more	[***]
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory are [***] or more	[***]
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory are [***] or more	[***]
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory are [***] or more	[***]
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory are [***] or more	[***]
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory are [***] or more	[***]

5.3.Royalties.  In addition to the payments under Sections 5.2.1 (Development Milestones), and 5.2.2 (Commercial Sales Milestones), in consideration for the rights granted to Company under this Agreement, Company shall pay to HUTCHMED the royalty payments set forth in, and subject to the terms of, this Section 5.3 (Royalties).

5.3.1.Royalty Payments.  Subject to the provisions of Section 5.3.3 (Adjustments in Royalty Rates), Company will pay HUTCHMED royalties on a tiered marginal royalty rate basis as set forth below (the “Marginal Royalty Rates”) based on the portion of the annual aggregate Net Sales in the United States and its territories and possessions, and in the Territory other than the United States and its territories and possessions, respectively, resulting from the sale of all Licensed Products during each Calendar Year of the applicable Royalty Term for each Licensed Product (the “Annual Net Sales”).

ANNUAL NET SALES (ALL LICENSED PRODUCTS THROUGHOUT (A) THE U.S. AND ITS TERRITORIES AND POSSESSIONS OR (B) TERRITORY (OTHER THAN THE U.S. AND ITS TERRITORIES AND POSSESSIONS), AS APPLICABLE)	MARGINAL ROYALTY RATE (% OF ANNUAL SUCH NET SALES)
	For Net Sales in the U.S. and its territories and possessions	For Net Sales in the Territory (other than the U.S. and its territories and possessions)
Less than or equal to [***]	[***]	[***]
More than [***] and less than or equal to [***]	[***]	[***]
More than [***] and less than or equal to [***]	[***]	[***]
More than [***]	[***]	[***]

5.3.2.Royalty Term.  On a Licensed Product-by-Licensed Product and country-by-country basis, Company will pay royalties to HUTCHMED for a Licensed Product in a country in the Territory until the later of [***] (the “Royalty Term”).

5.3.3.Adjustments in Royalty Rates.

(a)Third Party Patents.  If Company determines in good faith that a license under one or more Patent Rights of one or more Third Parties is necessary in order to Commercialize any Licensed Product in a country in the Territory without infringing such Patent Right(s), then Company may, in its sole discretion, negotiate and obtain a license under such Patent Right(s) in such country (each such Third Party license referred to herein as an “Additional Third Party License”).  Subject to Section 5.3.3(d) (Royalty Floor), any royalty otherwise payable to HUTCHMED under this Agreement with respect to Net Sales of any Licensed Product in a country in the Territory by Company, its Affiliates or Sublicensees will be reduced by [***] of the royalties payable to Third Parties pursuant to any Additional Third Party Licenses (to the extent such royalties payable to Third Parties are applicable to such Licensed Product in such country).

(b)No Patent Right Coverage.  In the event that, with respect to any particular Licensed Product in a particular country in the Territory, such Licensed Product sold in such country is not covered by a Valid Claim of an Identified Licensed Patent, any royalty payable to HUTCHMED under this Agreement with respect to such Licensed Product in such country shall be, subject to Section 5.3.3(d) (Royalty Floor), reduced by [***] for so long as such lack of Valid Claim coverage exists.

(c)Generic Competition.  Subject to Section 5.3.3(d) (Royalty Floor), (i) if, in any Calendar Quarter during the Royalty Term for a given Licensed Product in a given country, the Generic Competition for such Licensed Product in such country is [***].

(d)Royalty Floor.  In no event shall the cumulative reduction in royalties under Section 5.3.3(a) (Third Party Patents) through 5.3.3(c) (Generic Competition) reduce the royalties payable to HUTCHMED under Section 5.3.1 for any Licensed Product in any country during any Calendar Quarter by [***] in the aggregate; provided, however, that in the event that Company is precluded from applying the full amount it would otherwise be entitled to apply in reducing its royalty payments in any Calendar Quarter by virtue of this Section 5.3.3(d) (Royalty Floor), with any reduction in Section 5.3.3(b) (No Patent Right Coverage) or Section 5.3.3(c) (Generic Competition) being applied first, then it shall be permitted to apply such unapplied portion of reductions under Section 5.3.3(a) (Third Party Patents) through 5.3.3(c) (Generic Competition) to reduce its royalty obligations in the next subsequent Calendar Quarter(s).

5.3.4.Fully Paid-Up, Royalty Free License.  Following the expiration of the Royalty Term for any Licensed Product in a given country in the Territory, no further royalties shall be payable in respect of sales of such Licensed Product in such country and, thereafter, the license granted to Company under Section 2.1 (License to Company) with respect to such Licensed Product in such country shall automatically become fully paid-up, perpetual, irrevocable, non-terminable and royalty-free.

5.4.Reports and Payments.

5.4.1.Royalty Reports.  Within [***] after the end of each Calendar Quarter beginning with the Calendar Quarter in which the First Commercial Sale is made in a country following receipt of Regulatory Approval in such country, Company shall deliver to HUTCHMED a report setting forth for such Calendar Quarter the following information on a Licensed Product-by-Licensed Product basis for such country:  (a) the gross sales and Net Sales of each Licensed Product in such country, (b) the number of units sold by Company, its Affiliates or Sublicensees, (c) the basis for any adjustments to the royalty payable for the sale of each Licensed Product, (d) the royalty due hereunder for the Net Sales of each Licensed Product, and (e) the applicable exchange rate as determined in accordance with this Agreement.  HUTCHMED will provide Company with an invoice related to the total royalty due for the sale of Licensed Products during such Calendar Quarter set forth in such report and Company will pay the total royalty due for such Calendar Quarter within [***] of receipt of such invoice.  No such reports shall be due for any Licensed Product after the relevant Royalty Term for such Licensed Product has expired.

5.4.2.Taxes and Withholding.

(a)General.  Any and all amounts payable pursuant to this Agreement (“Payments”) will be paid without deduction or withholding for any Taxes, except as required by Applicable Law. [***].

(b)VAT and Sales Tax. All Payments, whether monetary or non-monetary are exclusive of VAT and sales Tax and their equivalents. Any Party receiving a supply in connection with the transactions contemplated by this Agreement hereby covenants that it will pay any such VAT or sales Tax correctly charged in addition to any amounts due under this Agreement or a Supply Agreement.  Where the prevailing legislation requires a VAT or sales Tax reverse charge, then the receiving Party covenants that it shall correctly account for VAT and sales Tax in respect of the services received.  The supplying Party agrees that it will provide a Tax invoice (or equivalent document), compliant with relevant legal and fiscal regulations, to support the charge to VAT or sales Tax.  For the purposes of VAT, the services, rights and licenses provided by HUTCHMED under this Agreement shall be considered to be Taxed under by Art 44 of Council Directive 2006/112/EC or any equivalent provision in the country of performance if performed outside the European Union and as such will be considered to be Taxed for VAT and sales Taxes purposes in the country of the recipient. Any supply of goods in connection with the transactions contemplated by this Agreement shall be Taxed (where applicable) in accordance with the prevailing VAT or sales Tax legislation.  All Parties agree that they will reasonably cooperate to ensure the use of any VAT or sales Tax exemptions, suspensions or other reliefs if applicable. In the event that the local competent Tax authority determines that VAT or sales Tax is chargeable, HUTCHMED in the first instance shall undertake in close cooperation with Company all reasonable steps to refuse any such assertions by the local Tax authority. Only once this process is completed should HUTCHMED provide valid Tax invoices for the additional VAT or sales Tax liability.

(c)Redomicile or Assignment. [***].

(d)Tax Cooperation.  To the extent Company is required to deduct and withhold Taxes on any payments to HUTCHMED, Company will pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and promptly transmit to HUTCHMED an official Tax certificate or other evidence of such withholding sufficient to enable HUTCHMED to claim such payments of Taxes. HUTCHMED will provide to Company any Tax forms that may be necessary in order for Company not to withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty. [***].

5.4.3.Currency.  All amounts payable and calculations hereunder shall be in United States dollars. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Section 5, the Parties shall consult with a view to finding a prompt and acceptable solution, and the paying Party shall deal with such monies as the other Party may lawfully direct at no additional out-of-pocket expense to the paying Party.

5.4.4.Method of Payment.  Except as permitted pursuant to Section 5.4.3 (Currency), each payment hereunder shall be made by electronic transfer in immediately available funds via a bank wire transfer, an automated clearing house (ACH) mechanism or any other means of electronic funds transfer, at the paying Party’s election, to the bank account designated by the Party receiving payments under this Article 5 (Consideration) in writing to the paying Party at least [***] before the payment is due.

5.4.5.Record Keeping.  Company shall keep, and shall causes its Affiliates and Sublicensees to keep, books and accounts of record in connection with the sale of Licensed Products, including records of gross invoiced sales, Net Sales, exchange rates and royalty payments (collectively, the “Financial Records”), in accordance with IFRS or GAAP (as applicable based on the Company’s or its applicable Sublicensees’ standard accounting practices) and in sufficient detail to permit accurate determination of all figures necessary for verification of royalties and Commercial Sales Milestone payments to be made by Company under this Article 5.

Company and its Affiliates and Sublicensees shall maintain such records for a period of at least [***] after the end of the Calendar Quarter in which they are generated.

5.4.6.Audits.  Upon thirty (30) days prior written notice from HUTCHMED, Company shall permit an independent certified public accounting firm of internationally recognized standing selected by HUTCHMED and reasonably acceptable to Company, to examine, at HUTCHMED’s sole expense, the relevant Financial Records of Company and its Affiliates and Sublicensees as may be reasonably necessary to verify the amounts reported by Company in accordance with Section 5.4.1 (Royalty Reports) and the royalties and Commercial Sales Milestone payments made by Company in accordance with this Article 5 (Consideration).  HUTCHMED shall be entitled to conduct an audit in accordance with this Section 5.4.6 (Audits) not more than once in any Calendar Year and such audit shall be limited to the pertinent Financial Records from any Calendar Year ending not more than three (3) years prior to the date of the request.  The accounting firm shall be provided access to such Financial Records at Company’s facility(ies) where such Financial Records are normally kept and such audit shall be conducted during Company’s normal business hours.  Upon completion of the audit, the accounting firm shall provide both Parties with a written report disclosing any discrepancies in the reports submitted by Company or payments made by Company, if any, and in each case, the specific details concerning such discrepancies.  Any information provided by Company to the accounting firm and the written report of the accounting firm shall be the Confidential Information of Company.

5.4.7.Underpayments/Overpayments.  If a report of an independent public accounting firm submitted to the Parties in accordance with Section 5.4.6 (Audits) shows any underpayment of royalties or Commercial Sales Milestone payments due under this Article 5 (Consideration), Company shall remit to HUTCHMED within [***] after receipt of such report by Company, (a) the amount of such underpayment and (b) if such underpayment exceeds [***] of the total amount owed to HUTCHMED for the Calendar Year then being audited, the reasonable fees and expenses of such independent public accounting firm performing the audit, subject to reasonable substantiation thereof.  If such independent public accounting firm’s written report shows any overpayment of royalties and Commercial Sales Milestone payments due under this Article 5 (Consideration), at Company’s election, Company shall receive a credit equal to such overpayment against the royalties and Commercial Sales Milestone payments due under this Article 5 (Consideration) otherwise payable to HUTCHMED or HUTCHMED shall pay to Company an amount equal to such overpayment.

5.4.8.Interest.  Any payment under this Agreement that is past due shall be subject to interest at an annual percentage rate of the Secured Overnight Financing Rate (as published in the “Money Rates” table of the Eastern Edition of The Wall Street Journal during period such amount is overdue) [***].

5.4.9.Exchange Rate.  For the purposes of calculating any sums due under this Agreement, Company will convert any amount expressed in a foreign currency into U.S. dollar equivalents, calculated using the applicable currency conversion rate notified by Company to the JSC in each Calendar Quarter in accordance with Company’s customary and usual currency conversion procedures. As applicable, Net Sales and any royalty deductions shall be translated into U.S. dollars in accordance with Company’s customary and usual currency conversion procedures, consistently applied in accordance with IFRS.  Periodically upon HUTCHMED’s written request,

Company will either (a) provide its current currency conversion procedures to HUTCHMED or (b) confirm to HUTCHMED that such procedures have not changed from the procedures most recently provided to HUTCHMED. If there is a variance of [***] or greater between the currency conversion rate applied by Company’s currency conversion procedures and the applicable currency conversion fixing (BFIX) rate for the last working day in London, United Kingdom of the applicable calendar month that is published by Bloomberg at 10:00 a.m. London, United Kingdom, time, the Parties will use the applicable currency conversion rate as published by Bloomberg or, in the event that the “applicable currency conversion rate” as published by Bloomberg is discontinued or is not available, an alternate currency conversion index as agreed by the Parties.

6.COVENANTS.

6.1.Confidentiality.

6.1.1.Confidential Information.  Except to the extent expressly permitted by this Agreement and subject to the provisions of Section 6.1.2 (Authorized Disclosure), at all times during the Term and for [***] following the expiration or termination thereof, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) in connection with this Agreement shall: (a) keep confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s Representatives who have a need to know such information (collectively, “Recipients”) to perform such Party’s obligations or exercising its rights hereunder and (b) shall not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising its rights hereunder.  The Receiving Party shall be liable for any breach by any of its Recipients of the restrictions set forth in this Agreement.

6.1.2.Authorized Disclosure.  Notwithstanding the provisions of Section 6.1.1 (Confidential Information), the Receiving Party and its Recipients may disclose Confidential Information belonging to the Disclosing Party to the extent that such disclosure is reasonably necessary to:

(a)Subject to the proviso of Section 6.1.5(b), comply with Applicable Laws (including the rules, regulations or requirements of the U.S. Securities and Exchange Commission or a national securities exchange or another similar regulatory body) or any judicial or administrative process or court or governmental order (including in connection with the prosecution or defense of litigation), if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is so required; provided, that Confidential Information disclosed shall be limited to that information which the Receiving Party is advised by legal counsel is legally required under the relevant Applicable Law, rule, regulation, requirement, judicial or administrative process or court or governmental order;

(b)Make filings and submissions to, or correspond or communicate with, any Governmental Authority reasonably necessary for the filing, prosecuting, defending or enforcing Patent Rights, for obtaining or maintaining approval to conduct Clinical Trials, or for Developing, Manufacturing or Commercializing, or conducting Medical Affairs activities in respect of, the Licensed Compound or the Licensed Products, in each case, as contemplated by and in accordance with this Agreement; provided that such disclosure is only to the extent reasonably necessary for the foregoing; or

(c)Disclose pharmacovigilance information originating from a Party, its Affiliates, or the other Party to Governmental Authorities, investigators, ethical committees and internal review boards, and any other Third Parties that have a need to know such information according to each Party’s risk management and Adverse Event reporting policies and requirements.

In the event that the Receiving Party or its Recipients, as applicable, deem it reasonably necessary to disclose Confidential Information belonging to the Disclosing Party pursuant to this Section 6.1.2 (Authorized Disclosure), the Receiving Party shall, to the extent possible, provide the Disclosing Party with reasonable advance notice of such disclosure and take reasonable measures to ensure confidential treatment of such information.  In addition, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to any Third Party who is performing diligence in connection with a transaction with the Receiving Party (including potential Sublicensees and licensees), and any Third Party (including licensees) who need to know for the purposes of compliance with an existing agreement; provided that, each such Third Party has signed a written confidentiality agreement with the Receiving Party that is no less restrictive than the terms hereof.

6.1.3.Notification.  The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or unauthorized disclosure of the Disclosing Party’s Confidential Information.

6.1.4.Destruction of Confidential Information.  Upon the termination of this Agreement pursuant to Section 9.2 (Termination for Failure to Obtain Antitrust Clearance), 9.3 (Termination for Convenience) or 9.4 (Termination for Cause), the Receiving Party shall (a) destroy all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Recipients that contain, incorporate or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party, provided that the legal department of the Receiving Party shall have the right to retain one (1) copy of any such tangible embodiments for archival purposes or compliance with Applicable Laws, provided such copy shall continue to be maintained on a confidential basis subject to the terms of this Agreement, and (b) immediately cease, and shall cause its Recipients to cease, use of such Confidential Information as well as any information or materials that contain, incorporate or are derived from such Confidential Information.

6.1.5.Use of Name and Disclosure of Terms.

(a)Each Party shall keep the existence of, the terms of and the transactions covered by this Agreement confidential and shall not disclose such information to any Third Party through a press release or otherwise, or mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld); provided, however, that a Receiving Party may disclose such information without the prior consent of the Disclosing Party to any Third Party who has a need to know the same for the purposes of performing diligence in connection with a bona fide transaction with such Receiving Party (including potential Sublicensees and licensees) so long as each such Third Party has signed a written confidentiality agreement with such Receiving Party no less restrictive than the terms hereof with respect to confidentiality, non-disclosure and non-use.

(b)The restrictions imposed by this Section 6.1.5 (Use of Name and Disclosure of Terms) shall not prohibit either Party from making any disclosure that is required by Applicable Law, rule or regulation or the requirements of a national securities exchange or another similar regulatory body, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is so required; provided that (a) the disclosing Party shall provide the other Party with a copy of relevant portions of the proposed disclosure not less than ten (10) Business Days (or such shorter period of time as may be required, under the circumstances, to comply with Applicable Law, rule or regulation or the requirements of a national securities exchange or another similar regulatory body, but in no event less than three (3) Business Days) prior to such disclosure (and any revisions to such portions of the proposed disclosure a reasonable time prior to the filing thereof), including any exhibits thereto relating to the terms and conditions of this Agreement, (b) Confidential Information disclosed shall be limited to that information which the disclosing Party is advised by legal counsel is legally required under the relevant Applicable Law, rule, regulation or requirement, and (c) the disclosing Party shall use diligent efforts to obtain confidential treatment of the terms and conditions of this Agreement that the other Party requests be kept confidential.

(c)Further, the restrictions imposed on each Party under this Section 6.1.5 (Use of Name and Disclosure of Terms) are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Section 6.1.5 (Use of Name and Disclosure of Terms).

6.1.6.Remedies.  The Parties acknowledge and agree that the restrictions set forth in Section 6.1 (Confidentiality) are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 6.1 (Confidentiality) will result in irreparable injury to the other Party for which there will be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of Section 6.1 (Confidentiality) by a Party, the other Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity.  The breaching Party agrees to waive any requirement that the non-breaching Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.  Nothing in this Section 6.1.6 is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

6.1.7.Publication of Results.

(a)Publications Committee.  Neither Party nor its Affiliates nor Sublicensees may develop any publications or presentations with respect to the results of the Development of the Licensed Compound or Licensed Products without prior consultation with the other Party via a publications and medical and scientific communications committee (the “Publications Committee”) to be nominated by the JSC promptly after formation of the JSC. The Publications Committee will discuss and issue a joint publications and medical and scientific communications charter (the “Publications and Communications Charter”) to set out the principles and procedures for review of all such publications concepts and drafts, with the objective of protecting each Party’s Confidential Information and providing at least [***] notice for patent prosecution prior to submission, while facilitating publication activities by the Parties as are customary for companies that develop and commercialize proprietary therapeutic products.

(b)Publication in Medical Journals.  Unless otherwise set forth in the Publications and Communications Charter, each Party with at least [***] prior notice to the other Party may submit for publication in medical or scientific journals (“Medical Journals”) articles and papers, including primary reports of clinical data, secondary or pooled analyses, and review papers concerning a Licensed Compound or Licensed Product which have been prepared by or on behalf of such Party, for publication in the Territory (in the case of Company) or in the Restricted Territory (in the case of HUTCHMED) and related to studies conducted concerning a Licensed Compound or Licensed Product (each a “Scientific Paper”); provided, that, the Party proposing to submit such Scientific Paper shall have provided a copy of such Scientific Paper to the other Party concurrently with such [***] notice and otherwise complied with the Publications and Communications Charter with respect to such Scientific Paper. Commencing with the receipt of any such Scientific Paper, the receiving Party shall have [***] to inform the sending Party of its observations and suggestions with respect thereto; it being understood that, during such [***] period, no submission or publication thereof shall take place and the Parties shall discuss these suggestions, if requested by either Party.  The Party proposing to submit such Scientific Paper for publication shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to the other Party’s opportunity to obtain any Patent Rights.  A Party will not submit any Scientific Paper containing any Confidential Information of the other Party without such other Party’s prior written consent.  The sending Party shall provide to the receiving Party copies of all final Scientific Papers as submitted no later than [***] after submission.

(c)Abstracts and Posters.  Each Party shall provide to the other, at least [***] prior to submission of an abstract or presentation of a poster or oral presentation, as the case may be, copies of such abstracts, posters and other materials (such as slides) that will be submitted to or presented at any Scientific Meeting, in each case, related to the use of a Licensed Compound or Licensed Product, which have been prepared by or on behalf of one of the Parties.  Commencing with the receipt of any such abstract or poster or oral presentation materials, the receiving Party shall have [***] to inform the sending Party of its observations and suggestions with respect thereto; it being understood that, during such [***] period, no submission or presentation thereof shall take place and the Parties shall discuss these suggestions, if requested by either Party.  The Party proposing to publish such an abstract or make such a presentation shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to the other Party’s opportunity to obtain any Patent Rights.  A Party will not submit in any abstract or present in any poster, other written materials or oral presentation any Confidential Information of the other Party without such other Party’s prior written consent.  The sending Party shall provide to the receiving Party copies of all final abstracts as submitted and all final posters as presented no later than [***] after submission or presentation.

6.1.8.Presentations at Scientific Meetings.  Unless otherwise set forth in the Publications and Communications Charter, with at least [***] prior notice to the other Party, each Party may present findings with respect to the Licensed Compound or Licensed Products at symposia and other meetings of healthcare professionals, and congresses, conferences or meetings organized by a professional society or organization (any such occasion, a “Scientific Meeting”); provided, that, unless otherwise agreed by the Parties, that (a) the Party presenting at any such Scientific Meeting shall have complied with the Publications and Communications Charter with respect to such presentation, and, with respect to any such Scientific Meeting at which a Party is presenting, such presenting Party shall inform the other Party of such Scientific Meeting and where invitation is required, invite the other Party to attend such Scientific Meeting; and (b) a Party shall not organize or sponsor any satellite symposia in a country outside the Territory (in the case of Company) or the Restricted Territory (in the case of HUTCHMED) without the other Party’s prior written consent, not to be unreasonably withheld.

6.1.9.Disclosure of Clinical Data.  Unless otherwise set forth in the Publications and Communications Charter, each Party may disclose any clinical data generated by such Party concerning a Licensed Compound or Licensed Product in Clinical Trial registries; provided, that, the Party proposing to make such disclosure shall have provided the other Party with at least [***] notice to the other Party prior to such disclosure, a detailed description of the proposed disclosure and shall have, in good faith, considered the comments made by the other Party.

6.2.Compliance with Law.  Each Party hereby covenants and agrees to comply with all Applicable Law in performing its activities in connection with the Development, Manufacture, Commercialization and Medical Affairs activities (as applicable) of the Licensed Compound and Licensed Products.  Without limiting the generality of the foregoing:

6.2.1.Patient Information.  Each Party agrees to abide by all laws, rules, regulations, and orders of all applicable supranational, national, federal, state, provincial, and local governmental entities concerning the confidentiality or protection of patient identifiable information or patients’ protected health information in the course of their performance under this Agreement. [***].

6.2.2.Export Controls.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to HUTCHMED or Company from time to time.  Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party pursuant to this Agreement or any Licensed Products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other Governmental Authority.  The Parties agree to use Commercially Reasonable Efforts to obtain any such licenses, or approvals as may be necessary or useful in connection with the activities contemplated by this Agreement. Without limiting the foregoing, HUTCHMED shall use Commercially Reasonable Efforts to obtain the export registration certificate described in Section 7.1(g)(ii) of Schedule 7.2 (HUTCHMED Disclosures) as soon as reasonably practicable after the Execution Date.

6.2.3.Anti-Bribery.  Company (a) will comply with all Applicable Laws concerning bribery, money laundering, or corrupt practices or which in any manner prohibit the giving of anything of value to any official, agent, or employee of any government, political party, or public international organization, candidate for public office, health care professional, or to any officer, director, employee, or representative of any other organization specifically including the U.S. Foreign Corrupt Practices Act, and the U.K. Bribery Act, in each case, in connection with the activities conducted pursuant to this Agreement, and will require any contractors, subcontractors, distributors, or other Person that provide services to Company in connection with this Agreement to comply with Company’s obligations under this Section 6.2.3(a); and (b) will not, with respect to any activities conducted under this Agreement, (i) commit an act, (ii) make a statement, or (iii) fail to act or make a statement, in any case ((i), (ii), or (iii)), that (A) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the exercise of the rights granted to Company under the Licensed Technology or the Development, Manufacture, Commercialization or Medical Affairs activities (as applicable) of any Licensed Compound or Licensed Products, or (B) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in any country in the Territory, with respect to the exercise of the rights granted to Company under the Licensed Technology or the Development, Manufacture, Commercialization or Medical Affairs activities (as applicable) of any Licensed Compound or Licensed Products.

6.2.4.Debarment.  Each Party agrees that it shall not knowingly use, in any capacity, in connection with any of its obligations to be performed under this Agreement any individual who has been disqualified or debarred by the United States Food and Drug Administration, pursuant to 21 U.S.C. §§ 335(a) or (b), or been charged with or convicted under United States law for conduct relating to the development or approval, or otherwise relating to the regulation of Licensed Product under the Generic Drug Enforcement Act of 1992, or any other relevant law, rule, or regulation or been disbarred, disqualified, or convicted under or for any equivalent or similar applicable foreign law, rule, or regulation.

6.2.5.Non-Solicitation.  During the Term, neither Company nor any of its Affiliates shall, without HUTCHMED’s prior written consent, directly or indirectly, anywhere in the world employ, solicit for employment, or recommend for employment any person engaged in the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products and employed by HUTCHMED or any Affiliate of HUTCHMED, during the period such Person is so employed.  Notwithstanding the foregoing, nothing in this Section 6.2.5 shall prohibit Company or any of its Affiliates from (a) making general employment solicitations, not specifically directed at such employees of HUTCHMED or its Affiliates or (b) soliciting, recruiting, or hiring any individual who is not employed by HUTCHMED or its Affiliate at the time of such solicitation, recruitment or hire, so long as neither Company nor its Affiliates had any contact with such individual in violation of the first sentence of this Section 6.2.5 (Non-Solicitation) prior to the end of such individual’s employment with HUTCHMED or its Affiliate.

7.REPRESENTATIONS, WARRANTIES AND COVENANTS.

7.1.Representations and Warranties of Each Party.  Each Party represents and warrants to the other as of the Execution Date and the Effective Date that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests; (c) it has the power and authority to execute, deliver and perform each of this Agreement and (in accordance with the terms set forth in Schedule 4.3.2 (Terms of Clinical and Commercial Supply Agreement) and Schedule 4.3.3 (Terms of Manufacturing Technology Transfer), respectively) the Manufacturing Technology Transfer Agreement and the Supply Agreement; (d) this Agreement has been duly executed and is a legal, valid and binding obligation on each Party, enforceable against such Party in accordance with its terms; (e) the execution, delivery and performance by such Party of each of this Agreement and (on the basis of the terms set forth in Schedule 4.3.2 (Terms of Clinical and Commercial Supply Agreement) and Schedule 4.3.3 (Terms of Manufacturing Technology Transfer), respectively) the Manufacturing Technology Transfer Agreement and the Supply Agreement and its compliance with the terms and provisions hereof and thereof, does not and will not conflict with or result in a breach of or default under any binding arrangement or agreement with a Third Party existing as of the Execution Date or the Effective Date; (f) the execution, delivery, and performance of each of this Agreement and (in accordance with the terms set forth in Schedule 4.3.2 (Terms of Clinical and Commercial Supply Agreement) and Schedule 4.3.3 (Terms of Manufacturing Technology Transfer), respectively) the Manufacturing Technology Transfer Agreement and the Supply Agreement by such Party does not and will not violate any Applicable Laws of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates); and (g) no government authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority under any Applicable Law currently in effect, is or shall be necessary for, or in connection with, the transactions contemplated by this Agreement and (on the basis of the terms set forth in Schedule 4.3.2 (Terms of Clinical and Commercial Supply Agreement) and Schedule 4.3.3 (Terms of Manufacturing Technology Transfer), respectively) the Manufacturing Technology Transfer Agreement or the Supply Agreement, or for the performance by it of its obligations hereunder or thereunder pursuant to the terms thereof, except: (i) as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals; or (ii) as set forth in Section 7.1 of Schedule 7.2 (HUTCHMED Disclosures).

7.2.Additional Representations and Warranties of HUTCHMED.  HUTCHMED hereby represents and warrants to Company that as of the Execution Date and as of the Effective Date, except as set forth in the applicable Section of Schedule 7.2 (HUTCHMED Disclosures):

7.2.1.Except as set forth on Section 7.2.1 of Schedule 7.2 (HUTCHMED Disclosures), HUTCHMED has the full right, power and authority to grant all of the right, title and interest in the licenses granted to Company pursuant to Section 2.1 (License to Company), Section 4.4.2(b) (License to HUTCHMED Trademarks for Commercialization) and Section 4.4.2(c) (Copyright License) and neither such right, title, or interest, nor any other provision of this Agreement are subject to any in-license, option, assignment or other similar agreements with another Person regarding any licenses or rights granted in the Territory hereunder;

7.2.2.Except as set forth on Section 7.2.2 of Schedule 7.2 (HUTCHMED Disclosures), HUTCHMED has obtained or made all necessary authorizations, consents, approvals, licenses, exemptions of or filings or registrations with any Third Party (including Governmental Authorities) required for, and no Applicable Laws prohibit or restrict, the transfer of the Licensed Know-How, including the transfer of the HUTCHMED Manufacturing Know-How to Company and all data generated pursuant to all Clinical Trials conducted or being conducted by or on behalf of HUTCHMED or its Affiliates or, to HUTCHMED’s Knowledge, Third Parties, in respect of the Licensed Compound and Licensed Products prior to the Execution Date, and the performance of the other obligations of HUTCHMED hereunder (disregarding, for purposes of this Section 7.2.2, Section 6.2.2 (Export Controls) and the proviso set forth in Section 2.5 (Delivery of Licensed Know-How));

7.2.3.The transfer of the HUTCHMED Manufacturing Know-How contemplated by the terms of the Manufacturing Technology Transfer Agreement set forth on Schedule 4.3.3 (Terms of Manufacturing Technology Transfer), upon the completion thereof, will be a complete and accurate transfer to Company and its designees of the HUTCHMED Manufacturing Know-How, such that the HUTCHMED Manufacturing Know-How will be sufficient for Company and its designees to Manufacture the Licensed Compound, the Licensed Products and related packaging in the manner in which the Licensed Compound, the Licensed Products and related packaging are manufactured;

7.2.4.Except as set forth on Section 7.2.4 of Schedule 7.2 (HUTCHMED Disclosures), HUTCHMED has not granted any Third Party rights that would otherwise interfere or be inconsistent with Company’s rights hereunder, and there are no agreements or arrangements to which HUTCHMED or any of its Affiliates is a party relating to the Licensed Compound, Licensed Products, Licensed Patent Rights, or Licensed Know-How that would limit the rights granted to Company under this Agreement or that restrict or will result in a restriction on Company’s ability to Develop, Manufacture, use or Commercialize the Licensed Compound or Licensed Products;

7.2.5.Except as set forth on Section 7.2.5 of Schedule 7.2 (HUTCHMED Disclosures), HUTCHMED (a) does not own or Control any Patent Rights, other than the Licensed Patent Rights, that are necessary or reasonably useful to Develop, Manufacture, or Commercialize the Licensed Products or Licensed Compound; (b) is the sole and exclusive owner of all of the Licensed Patent Rights free from encumbrances and is listed in the records of the appropriate

Governmental Authorities as the sole and exclusive owner of record for each registration, grant, and application included in the Licensed Patent Rights in the Territory; and (c) there is no Know-How (i) owned by HUTCHMED or (ii) being used in a material manner by HUTCHMED as of the Execution Date in the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products in the Field, that, in either case (clauses (i) and (ii)), would be Licensed Know-How, but for HUTCHMED’s failure to Control such Know-How;

7.2.6.HUTCHMED has taken all reasonable precautions to preserve the confidentiality and trade secret protections under Applicable Law of the Licensed Know-How;

7.2.7.to the Knowledge of HUTCHMED, the issued patents in the Licensed Patent Rights are valid and enforceable;

7.2.8.HUTCHMED has (a) filed and prosecuted the patent applications within the Licensed Patent Rights in good faith and complied with all duties of disclosure with respect thereto; (b) not committed any act, or omitted to commit any act, that may cause the Licensed Patent Rights to expire prematurely or be declared invalid or unenforceable; (c) paid all application, registration, maintenance, and renewal fees in respect of the Licensed Patent Rights; and (d) filed all necessary documents and certificates with the relevant agencies for the purpose of maintaining the Licensed Patent Rights;

7.2.9.other than routine patent prosecution, (a) there is no pending, or to HUTCHMED’s Knowledge, threatened, litigation, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings relating to it or any Affiliate that seeks to invalidate or challenge the enforceability of any of the Licensed Patent Rights set forth on Schedule 1.112 (Licensed Patent Rights), and (b) no Third Party has challenged, or, to the Knowledge of HUTCHMED, has threatened in writing to challenge, HUTCHMED’s right to use and license the Licensed Know-How, and (c) there are no claims asserted in writing, judgments, or settlements in effect against HUTCHMED relating to the Licensed Patent Rights;

7.2.10.to HUTCHMED’s Knowledge, no Third Party is infringing or misappropriating the Licensed Know-How or Licensed Patent Rights in the Territory in derogation of the rights granted to Company in this Agreement and HUTCHMED has not initiated or been involved in any proceedings or other claims in which it alleges that any Third Party is or was infringing or misappropriating any Licensed Technology, nor have any such proceedings been threatened by HUTCHMED, nor does HUTCHMED know of any valid basis for any such proceedings;

7.2.11.there are no material investigations, inquiries, actions, or other proceedings pending before or, to HUTCHMED’s Knowledge, threatened by any Regulatory Authority or other Governmental Authority in the Territory with respect to any Licensed Product in the Territory arising from any violation of Applicable Law by HUTCHMED or a Third Party acting on behalf of HUTCHMED in the Development or Manufacturing of a Licensed Compound or Licensed Product, and HUTCHMED has not received written notice threatening any such investigation, inquiry, action, or other proceeding;

7.2.12.there are no material claims or litigation pending or, to the Knowledge of HUTCHMED, threatened in writing alleging that the exploitation of the Licensed Products in the Territory in the manner contemplated in this Agreement, infringes or would infringe any issued patent or misappropriate the know-how of any Third Party, and to HUTCHMED’s Knowledge, there is no basis for any such allegations;

7.2.13.HUTCHMED has obtained from all individuals who participated in any respect in the invention or Development of any Licensed Compound or Licensed Products or authorship or invention of any Licensed Technology effective assignments of all ownership rights of such individuals in intellectual property generated by such individuals in the course of such work, either pursuant to written agreement or by operation of Applicable Law;

7.2.14.all of HUTCHMED’s and its Affiliates’ employees, officers, and consultants have executed agreements or have existing obligations under Applicable Law requiring assignment to HUTCHMED of all inventions made during the course of and as the result of their association with HUTCHMED or its Affiliate and obligating the individual to maintain as confidential HUTCHMED’s Confidential Information as well as confidential information of other parties that such individual may receive, to the extent required to support HUTCHMED’s obligations under this Agreement;

7.2.15.no officer or employee of HUTCHMED is subject to any agreement with any other Third Party that requires such officer or employee to assign any interest in any Licensed Technology relating to the Licensed Compound or Licensed Products to any Third Party;

7.2.16.HUTCHMED has not entered into a funding relationship with a Governmental Authority that would result in rights to any Licensed Compound or Licensed Products residing in the United States Government, National Institutes of Health, National Institute for Drug Abuse or other Governmental Authority (including counterparts of such agencies in any other countries), and the licenses granted hereunder are not subject to overriding obligations to the United States Government as set forth in Public Law 96 517 (35 U.S.C. 200 204) or any similar obligations under the Applicable Laws of any other country with respect to other Governmental Authorities;

7.2.17.HUTCHMED has disclosed to Company all material information and data and all material correspondence to or from any Regulatory Authority, in each case related to the Licensed Compound and Licensed Products, regardless of whether such data and information would have a positive, negative or neutral impact on the potential commercial, scientific, or strategic value or attractiveness of such Licensed Compound or Licensed Products;

7.2.18.HUTCHMED and its contractors, and consultants, have complied in all material respects with all Applicable Law, including cGMP, GLP and GCP, in the Development, Manufacture, Commercialization and other exploitation of the Licensed Compound and the Licensed Products. HUTCHMED has obtained or made all necessary authorizations, consents, approvals, licenses, exemptions of or filings or registrations with any Third Party (including Governmental Authorities) for the performance of its obligations with respect to the Interim Manufacturing Services and Supply Agreement.  The facility(ies) to be utilized for the supply of Licensed Compound and Licensed Product to Company in connection with the Interim

Manufacturing Services have each received approval from the appropriate Regulatory Authorities to Manufacture the Licensed Compound and Licensed Product and have sufficient Manufacturing capacity to supply Company with its reasonably anticipated requirements of the Licensed Compound and Licensed Products pursuant to the Interim Manufacturing Services, and to otherwise satisfy the obligations of HUTCHMED with respect to the Interim Manufacturing Services and Supply Agreement, as contemplated by the terms set forth on Schedule 4.3.2 (Terms of Clinical and Commercial Supply Agreement);

7.2.19.Section 7.2.19 of Schedule 7.2 (HUTCHMED Disclosures) contains a true and correct summary of all Clinical Trials and other Development activities in respect of the Licensed Compound or Licensed Products being conducted by HUTCHMED and any Third Parties in the Territory and the status thereof;

7.2.20.HUTCHMED Controls (subject to (a) HUTCHMED undertaking Commercially Reasonable Efforts to provide the notices to living data subjects as set forth on Section 7.2.2 of Schedule 7.2 (HUTCHMED Disclosures), and (b) the Parties entering the Data Protection Agreement promptly following the Execution Date) all data generated pursuant to all Clinical Trials conducted or being conducted by HUTCHMED, its Affiliates or Third Parties in respect of the Licensed Compound and Licensed Products prior to the Execution Date;

7.2.21.Except as set forth in Section 7.2.21 of Schedule 7.2 (HUTCHMED Disclosures), HUTCHMED Controls all Regulatory Submissions in the Restricted Territory in respect of the Development, Manufacturing and Commercialization of the Licensed Compound and Licensed Products, HUTCHMED receives all correspondence from Regulatory Authorities in relation to such Regulatory Submissions, and HUTCHMED is not precluded by Applicable Laws or any obligation to any Third Party from disclosing any such correspondence to Company or granting to Company the rights contemplated by Section 2.4.1 (Company Right of Reference);

7.2.22.Except as set forth in Section 7.2.22 of Schedule 7.2 (HUTCHMED Disclosures), all Licensed Know-How existing as of the Execution Date constitutes technology allowed to be exported freely (自由出口的技术) pursuant to the Administrative Regulations of the People’s Republic of China on Import and Export of Technologies  (中华人民共和国技术进出口管理条例, as amended; and

7.2.23.The data generated pursuant to the FRESCO Clinical Trial does not contain genetic data, metabolic data or biomarker data.

7.3.[***]

7.4.Covenants of HUTCHMED.  HUTCHMED covenants and agrees that:

7.4.1.it will not (a) grant any interest in the Licensed Patent Rights or Licensed Know-How that is inconsistent with the terms and conditions of this Agreement, nor shall HUTCHMED assign its right, title or interest in or to the Licensed Patent Rights or Licensed Know-How to any Third Party other than in connection with an assignment under Section 11.8 (Assignment), and will use all reasonable precautions to preserve the confidentiality of the

Licensed Know-How or (b) incur or permit to exist any lien, security interest or other encumbrance, other than liens, security interests or other encumbrances entered into in the ordinary course of business, on the Licensed Patent Rights or Licensed Know-How unless, in each case, such lien, security interest or other encumbrance is subject to the terms of this Agreement (including Company’s licenses hereunder);

7.4.2.with respect to any Affiliate of HUTCHMED that Controls any Licensed Technology, prior to such time as such Affiliate ceases to be an Affiliate of HUTCHMED, HUTCHMED shall cause such Person to transfer such Licensed Technology to HUTCHMED or another Affiliate of HUTCHMED;

7.4.3.HUTCHMED shall make any and all payments owing by HUTCHMED or any of its Affiliates to any inventor of any Licensed Know-How or Licensed Patent Rights (other than Joint Technology and Joint Patent Rights) owned by HUTCHMED or such Affiliate that is required in connection with the creation or exploitation of or transfer of rights to such Licensed Know-How or Licensed Patent Rights;

7.4.4.if, at any time after the Execution Date, it becomes aware that it or any employee, agent or subcontractor of HUTCHMED who participated, or is participating, in the performance of any activities hereunder is on, or is being added to the FDA Debarment List or any FDA Clinical Investigator Restriction List, each as maintained and published by the FDA, it will provide written notice of this to Company within five (5) Business Days of its becoming aware of this fact;

7.4.5.except as otherwise expressly permitted under this Agreement, HUTCHMED will maintain Control of the Patent Rights and Know-How purported to be included in the Licensed Technology as of the Execution Date, and will not, and will cause its Affiliates not to assign, transfer, license or grant to any Third Party, or agree to assign, transfer, license or grant to any Third Party, any rights to such intellectual property or any Licensed Compound or Licensed Products if such license or grant would conflict with, in any respect, any of the rights or licenses contemplated to be granted to Company hereunder;

7.4.6.HUTCHMED shall maintain sufficient security systems and intellectual property protection guidelines within its organization equivalent to industry standards and qualified to avoid any unauthorized disclosure of intellectual property rights, including Know-How, to any Third Party; and

7.4.7.HUTCHMED shall not, without the prior written consent of Company, perform its obligations with respect to the Interim Manufacturing Services and Supply Agreement at any facility other than the facility(ies) referenced in Section 7.2.18.

7.5.Representation by Legal Counsel.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

7.6.Disclaimer.  NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY DISCLAIMED, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING THE VALIDITY OR SCOPE OF ITS PATENT RIGHTS, THAT THE MANUFACTURE, USE OR SALE OF THE LICENSED COMPOUND OR LICENSED PRODUCTS WILL NOT INFRINGE THE PATENT RIGHTS OF THIRD PARTIES, OR ANY REPRESENTATION OR WARRANTY AS TO THE VALUE, ADEQUACY, FREEDOM FROM FAULT OF, OR QUALITY, EFFICIENCY, CHARACTERISTICS OR USEFULNESS OF, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY LICENSED COMPOUND OR LICENSED PRODUCT.

8.INTELLECTUAL PROPERTY.

8.1.Ownership.

8.1.1.Inventions.  (a) Each Party will own all rights, title, and interests in and to (i) any and all Know-How developed or invented solely by or on behalf of such Party or its Affiliates in connection with the performance of such Party’s activities under this Agreement and (ii) any and all Patent Rights claiming any such Know-How described in clause (a)(i) of this Section 8.1.1 (Inventions), and (b) the Parties will jointly own any and all (i) Know-How developed or invented jointly by or behalf of the Parties or their Affiliates in connection with the performance of the Parties’ activities under this Agreement (“Joint Know-How”) and (ii) Patent Rights claiming any such Know-How described in clause (b)(i) of this Section 8.1.1 (“Joint Patent Rights”). All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.

8.1.2.Disclosure.  (a) HUTCHMED will promptly disclose to Company all Joint Know-How, and (b) Company will promptly disclose to HUTCHMED all Joint Know-How, in each case ((a) and (b)), that it develops or invents, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such Know-How), including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto. Each Party will also promptly respond to reasonable requests from the other Party for additional information relating thereto.

8.1.3.Licensed Technology.  Subject to the license grants under Article 2 (Grant of License) of this Agreement, as between the Parties, HUTCHMED shall own all Licensed Technology.

8.1.4.Joint Technology.  Subject to Section 2.1 (License to Company) and the other terms and conditions set forth in this Agreement, the Parties will jointly own all Joint Technology and each Party is entitled to practice the Joint Technology on a worldwide basis and to license such Joint Technology through multiple tiers without consent of the other Party (where consent is required by Applicable Law, such consent is deemed hereby granted) and without a duty of accounting to the other Party. For the avoidance of doubt, unless this Agreement is terminated in accordance with Section 9.3 or 9.4, HUTCHMED has no rights in the Joint Technology to

Develop, Manufacture, Commercialize and otherwise exploit the Licensed Compound and Licensed Products in the Field in the Territory, other than in connection with the performance of its obligations hereunder and in connection with its retained rights under Section 2.6 (No Other Rights and Retained Rights).  Subject to the foregoing, each Party will grant and hereby does grant to the other Party all further permissions, consents, and waivers with respect to, and all licenses under, the Joint Technology, throughout the world, necessary to provide the other Party with full rights of use and exploitation of the Joint Technology. Without limitation, each Party will cooperate with the other Party if the Parties determine to apply for U.S. or foreign patent protection for any Joint Technology and will obtain the cooperation of the individual inventors of any such Joint Technology.

8.2.Filing, Prosecution and Maintenance of Patent Rights.

8.2.1.Right to File and Prosecute Licensed Patent Rights and Joint Patent Rights.  Following the Effective Date, Company will have the first right, but not the obligation, to control of the filing, prosecuting (including in connection with any reexaminations, oppositions, and the like), and maintaining the Licensed Patent Rights and Joint Patent Rights in the Territory. Company will file, prosecute, and maintain such Licensed Patent Rights and Joint Patent Rights using qualified outside patent counsel and foreign patent associates selected by Company. Company will be responsible for all costs and expenses in connection with such filing, prosecution, and maintenance. Company will provide HUTCHMED an opportunity to review and provide comment on any filing, maintenance or prosecution documentation with respect to a Licensed Patent Rights and Joint Patent Rights in the Territory no less than [***] before submission, and will reasonably consider HUTCHMED’s comment on such filing, maintenance or prosecution documentation.  If Company determines to abandon, or not file a patent application included in, any of the Licensed Patent Rights or Joint Patent Rights in the Territory, then at least [***] in advance of the relevant deadline: (a) Company will notify HUTCHMED of its determination in writing; (b) HUTCHMED may, or may allow a Third Party to, file, prosecute, and maintain (in its sole discretion) such Licensed Patent Right or Joint Patent Rights; (c) upon HUTCHMED’s request, Company will promptly provide all files related to filing, prosecuting, and maintaining such Licensed Patent Right or Joint Patent Rights to counsel designated by HUTCHMED; (d) the term “Licensed Patent Rights” or “Joint Patent Rights” (as applicable) will automatically exclude such patent or patent application as of the date Company provides such written request to HUTCHMED and Company will assign to HUTCHMED all of Company’s rights, title, and interests in and to such abandoned Joint Patent Right; and (e) Company will no longer be responsible for such costs and expenses relating to filing, prosecuting, and maintaining (as applicable) such Licensed Patent Right or Joint Patent Rights.

8.2.2.Coordination and Cooperation.  Company will keep HUTCHMED reasonably informed as to material developments with respect to the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patent Rights and Joint Patent Rights in the Territory, and will provide HUTCHMED a reasonable opportunity to review and comment on substantive communications from any patent authority in the Territory regarding the Licensed Patent Rights or Joint Patent Rights, as well as drafts of any substantive filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Company will consider and implement HUTCHMED’s reasonable comments regarding such communications and drafts in good faith.  On at least a yearly basis, or more frequently upon HUTCHMED’s written request, but no more than once per quarter, Company will provide to HUTCHMED a report detailing the status of all Licensed Patent Rights and Joint Patent Rights in the Territory, including any patent term extensions, and the anticipated expiration dates of any issued patents.

8.2.3.Patent Term Extensions. As between the Parties, Company shall determine whether and how (and for which Joint Patent Rights and Licensed Patent Rights) it will apply to seek patent term restoration (including under the Drug Price Competition and Patent Term Restoration Act) as it relates to the Licensed Products, supplemental protection certificates or their equivalents, and patent term extensions that are now or become available in the future with respect to the Joint Patent Rights or Licensed Patent Rights in any jurisdiction. Company will provide HUTCHMED an opportunity to review and provide comment on obtaining patent term extensions in the Territory no less than fifteen (15) days before submission, and will reasonably consider HUTCHMED’s comment.  HUTCHMED shall provide all reasonable assistance requested by Company in obtaining such extensions, including by permitting Company to proceed with applications for such in the name of HUTCHMED, if deemed appropriate by Company, and executing documents and providing any relevant information to Company. Company shall be responsible for making the filings in respect of such patent term extensions.

8.2.4.Orange Book Listing.  HUTCHMED shall, at Company’s expense and upon Company’s reasonable request, provide all necessary information to enable Company to make filings with Regulatory Authorities with respect to Licensed Patent Rights or Joint Patent Rights as required (a) in the United States for the FDA’s Orange Book and (b) in the Territory outside the United States under other international equivalents.

8.2.5.Defense of Patent Rights.  As between the Parties, the Party controlling the preparation, filing, prosecution, and maintenance of any Patent Right under this Section 8.2 (Filing, Prosecution and Maintenance of Patent Rights) will have the first right, but not the obligation, to defend against a declaratory judgment action, inter partes review, opposition proceeding, interference, or other action challenging any such patent, other than with respect to (a) any counter claims or defenses in any Infringement Action brought by the other Party pursuant to Section 8.3.2 (Infringement Actions), or (b) any action by a Third Party in response to an Infringement Action brought by the other Party, which, in both cases ((a) and (b)), will be controlled by such other Party.

8.3.Patent Enforcement.

8.3.1.Third Party Infringement.  During the Term, the Parties will promptly inform each other in writing if either Party becomes aware of any suspected, threatened, or actual infringement by any Third Party of any Licensed Patent Rights or Joint Patent Rights (an “Infringement”), and in any case no less than ten (10) days after becoming aware of such Infringement, including any Infringement that arises as a result of the making, using, offering to sell, selling, or importing of a product that is or would be competitive with a Licensed Product in the Territory (a “Competing Infringement”). In addition, each Party will promptly notify the other in the event such Party becomes aware of any action by a Third Party for a declaration that any of the Licensed Patent Rights or Joint Patent Rights are not infringed or are invalid, or unenforceable. In all cases, each Party will provide any available evidence of such Infringement or other conduct with such notification.

8.3.2.Infringement Actions.

(a)Infringement Actions for Competing Infringements.

(i)Company Rights.  During the Term, Company will have the first right, but not the obligation, to initiate an infringement, misappropriation, or other appropriate suit (an “Infringement Action”) against a Competing Infringement with respect to any Licensed Patent Rights or Joint Patent Rights of which Company is responsible for the prosecution and maintenance under Section 8.2 (Filing, Prosecution and Maintenance of Patent Rights), at Company’s sole discretion and at Company’s sole cost and expense. Prior to commencing involvement in any such Infringement Action, Company will consult with HUTCHMED and will consider HUTCHMED’s reasonable recommendations regarding the proposed Infringement Action.

(ii)HUTCHMED Rights.  If Company (A) provides written notice to HUTCHMED that it does not intend to initiate an Infringement Action, or (B) fails to initiate an Infringement Action with respect to such Competing Infringement upon the earlier of: (1) expiration of the 45-day period following first receipt by either Party of notice from the other Party of such Competing Infringement under Section 8.3.1 (Third Party Infringement); or (2) 5 days prior to the deadline for initiating such Infringement Action, then HUTCHMED will have the right (but not the obligation) to initiate and control an Infringement Action against such Competing Infringement by counsel of its choice, at its own discretion and at HUTCHMED’s sole cost and expense. Company will have the right, at its own expense, to be represented in any such Infringement Action by counsel of its own choice.

(b)Procedures.  If the Party having the right to initiate an Infringement Action under this Section 8.3.2 (the “Initiating Party”) desires to initiate such Infringement Action but may not do so due to Applicable Law or regulation (even as the assignee or exclusive licensee of such infringed Patent Right), then such Initiating Party may require that the other Party join as a named party in such action or itself initiate such Infringement Action, at the Initiating Party’s sole cost and expense. The Initiating Party will take the lead in the control and conduct of any such Infringement Action under this Section 8.3.2 (Infringement Actions) and will keep the other Party reasonably informed of any such Infringement Action, and the other Party will reasonably assist the Initiating Party in any such Infringement Action under this Section 8.3.2 (Infringement Actions) at the Initiating Party’s expense. In no event may the Initiating Party settle any such Infringement Action in a manner that would limit the rights of the other Party or impose any obligation on the other Party, in each case, without the other Party’s prior written consent, which consent will not be unreasonably withheld, delayed, or conditioned.

(c)Recoveries.  Any amount recovered in any Infringement Action under this Section 8.3.2 (Infringement Actions), including any amount recovered in any settlement of such Infringement Action, will first be used to reimburse each Party’s costs and expenses with respect to such Infringement Action (which reimbursement will be on a pro rata basis to the extent such costs and expenses exceed such recovered amount). Any remaining recoveries will be shared as follows: (i) if Company is the enforcing Party, such remaining recoveries will be deemed Net Sales earned in the country to which such

Infringement Action primarily relates during the Calendar Quarter in which such recoveries are received solely for the purpose of calculating royalties owing in respect of such Net Sales pursuant to Section 5.3.1 (Royalty Payments) (and not, for clarity, for purposes of determining whether any Commercial Sales Milestone has been met or any other purpose) and (ii) if HUTCHMED is the enforcing Party, any remaining amounts will be shared equally (50/50) between the Parties.

8.4.Infringement of Third Party Rights.

8.4.1.Notice.  If any Licensed Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right within the Territory, the Party first having notice of the claim or assertion will promptly notify the other Party.

8.4.2.Defense.  Except as otherwise provided in Article 10 (Product Liability, Indemnification and Insurance), Company will have the first right, but not the obligation to defend any such Third Party claim or assertion of infringement of a Third Party Patent Right with respect to any Licensed Product, or pursue any invalidation proceedings against a Third Party Patent Right with respect to any Licensed Product, at Company’s expense. HUTCHMED will reasonably cooperate with Company, including if required to conduct such defense or invalidation proceedings, furnishing a power of attorney.

8.4.3.Settlement; Licenses.  Except as otherwise provided in Article 10 (Product Liability, Indemnification and Insurance), neither Party will, without the consent of the other Party, enter into any settlement of any claim described in this Section 8.4 (Infringement of Third Party Rights) that (a) imposes any liability or obligation on such other Party, (b) includes the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to such other Party under this Agreement, or (c) otherwise materially affect the licenses or other rights granted to such other Party hereunder adversely in any respect.

8.5.Summary of Activities.  Upon HUTCHMED’s request, Company will provide to HUTCHMED, no more frequently than on an annual basis, a written report summarizing all material activities undertaken by Company in the preceding Calendar Year with respect to the enforcement and defense of the Licensed Patent Rights and Joint Patent Rights in the exercise of the rights granted to Company under this Article 8 (Intellectual Property).

9.TERM AND TERMINATION; RIGHTS IN LIEU OF TERMINATION.

9.1.Term.  Except as set forth in Section 2.10.3 (Antitrust Filings; Effectiveness), this Agreement will be effective as of the Effective Date, and will continue, unless terminated earlier in accordance with this Article 9 (Term), until expiration of the last Royalty Term for the last Licensed Product in the Territory (the “Term”).

9.2.Termination for Failure to Obtain Antitrust Clearance.  If the Effective Date has not occurred within [***] after the Execution Date, this Agreement may be terminated by either Party on written notice to the other Party.  In such event, neither Party shall have any further obligations under this Agreement, except for such Party’s obligations of non-disclosure pursuant to Article 6 (Covenants).

9.3.Termination for Convenience.  At any time after the first anniversary of the Effective Date, Company may terminate this Agreement in its entirety for any reason or no reason upon providing [***] prior written notice to HUTCHMED.

9.4.Termination for Cause.

9.4.1.Termination for Material Breach.

(a)If either Party believes in good faith that the other Party is in material breach of this Agreement, the Manufacturing Technology Transfer Agreement or any Supply Agreement, then the non-breaching Party (the “Non-Defaulting Party”) may deliver written notice of such breach to the other Party (the “Defaulting Party”), which notice shall describe such breach in reasonable detail and state the Non-Defaulting Party’s intention to terminate this Agreement.  For any such alleged material breach, the allegedly breaching Party will have [***] (or, in the case of payment breach, [***]) from the receipt of the initial notice to cure such breach.  If the Party receiving notice of material breach fails to cure the breach within such [***] period, then the Non-Defaulting Party may terminate this Agreement in its entirety effective on written notice of termination to the Defaulting Party.  Notwithstanding the foregoing, if such material breach, by its nature cannot be cured within the foregoing cure period or is incurable, but the consequences of such breach can be reasonably alleviated but not within the foregoing cure period (an “Extended Cure Breach”), then such cure period shall be extended if, prior to the end of the initial ninety (90) day cure period, the Defaulting Party provides a reasonable written plan for curing or reasonably alleviating the consequences of such material breach and thereafter uses Commercially Reasonable Efforts to cure or alleviate such material breach in accordance with such written plan.  Notwithstanding the foregoing, in no event shall such cure period extend for more than [***] after the Defaulting Party provides such written plan to the other Party.

(b)In case the Defaulting Party disputes the existence or materiality of a material breach alleged by the Non-Defaulting Party under Section 9.4.1(a) (Termination for Material Breach), then the issue of whether the Non-Defaulting Party may properly terminate this Agreement on expiration of the applicable cure period will be resolved in accordance with Section 11.1 (Governing Law, Jurisdiction; Dispute Resolution) and the cure periods set forth in Section 9.4.1(a) (Termination for Material Breach) will be tolled for the duration of the dispute resolution proceedings until a final resolution of such dispute.  If, as a result of such dispute resolution proceeding, it is determined that the Defaulting Party committed a material breach, the Defaulting Party will have an opportunity to cure such material breach during, as applicable (i) in the case of a payment breach, ten (10) Business Days after such determination, (ii) in the case of an Extended Cure Breach, the period contemplated by (and subject to the terms of) this Section 9.4.1(b), provided that the Defaulting Party provides a written plan, as contemplated thereby, within thirty (30) days following such determination, and (iii) in the case of any other material breach, sixty (60) days after such determination.  If the Parties dispute whether such material breach was so cured, such dispute will also be determined in accordance with Section 11.1 (Governing Law, Jurisdiction; Dispute Resolution).  This Agreement will remain in full force and effect while any such dispute resolution proceeding is pending, such proceeding will not suspend any obligations of either Party hereunder, and each Party will use reasonable efforts to mitigate any damage. Notwithstanding the foregoing and subject to Section 9.9 (Rights Accruing Prior to Expiration or Termination), if any payments become payable during such period as this Agreement remains in effect solely by virtue of the preceding sentence, the Party to whom such payment obligation is attributed shall be entitled to withhold such payment until the date on which it is determined that this Agreement was not terminable by virtue of the asserted material breach giving rise to such dispute. If, as a result of such dispute resolution proceeding, it is determined that (i) the Defaulting Party did not commit such breach, (ii) such breach was not material or (iii) such breach was cured in accordance with this Section 9.4.1 (Termination for Material Breach), then no termination will be effective, and this Agreement will continue in full force and effect.

9.4.2.Termination for Bankruptcy.  Each Party will have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors (each of (a) through (c), an “Insolvency Event”).

9.4.3.Termination for Patent Challenge.  HUTCHMED may terminate this Agreement in its entirety by providing written notice of termination to Company if Company, its Affiliates, Sublicensees, or agents or independent contractors acting on behalf of any of the foregoing conducts or assists a Third Party in conducting a Patent Challenge with respect to any Licensed Patent Right or Joint Patent Right.  Notwithstanding the foregoing, HUTCHMED will not have a right to terminate this Agreement pursuant to this Section 9.4.3 (Termination for Patent Challenge) where the Patent Challenge is made by Company, its Affiliates or Sublicensees (a) requesting reissue, reexamination, post-grant proceeding or any other administrative proceeding filed or requested to be filed by Company or its Affiliates or Sublicensees, after prior consultation with HUTCHMED, with respect to any Licensed Patent Right, in a good faith effort to (i) reinforce the patentability, validity or enforceability of such Patent Right or (ii) expand the claim scope of such Patent Right with respect to Licensed Products; (b) responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding; (c) complying with any Applicable Law or court order; (d) challenging the validity or the qualification as a Valid Claim of a claim included in the Licensed Patent Rights in defense of claims first brought by HUTCHMED; or (e) in defense of an assertion of the applicable Patent Right by HUTCHMED.  Further, this Section 9.4.3 shall not apply if: (x) the applicable Patent Challenge is dismissed or withdrawn within [***] of HUTCHMED’s notice to Company under this Section 9.4.3 and not thereafter continued, (y) the applicable Patent Challenge is commenced by a Third Party that after the Effective Date acquires or is acquired by Company or any of its Affiliates or Sublicensees, whether by stock purchase, merger, asset purchase, or otherwise, provided that such Patent Challenge commenced prior to the closing of such acquisition, or (z) with respect to any such challenge by any such Sublicensee, Company terminates the sublicense granted to such Sublicensee under Section 2.4 (Right of Reference) within thirty (30) days of HUTCHMED’s notice to Company under this Section 9.4.3.  Notwithstanding anything to the contrary herein, Company will not use (and will ensure that its Affiliates, Sublicensees or agents or independent contractors acting on behalf of any of the foregoing do not use) any of HUTCHMED’s Confidential Information acquired under this Agreement in any proceeding that challenges the validity, enforceability, or scope of any Licensed Patent Rights or Joint Patent Rights.  For the avoidance of doubt, a Patent Challenge by Company, its Affiliates, Sublicensees, or agents or independent contractors acting on behalf of any of the foregoing shall not be deemed a material breach by Company under this Agreement.

9.5.Force and Effect during Notice Period.  This Agreement will remain in full force and effect until the expiration of any applicable termination notice period; provided, however, that if Company or any of its Affiliates or Sublicensees achieves any Development Milestone Event or Commercial Sales Milestone Event during the termination notice period, then (a) if such termination notice period relates to a termination by Company pursuant to Section 9.3 (Termination for Convenience) or by HUTCHMED pursuant to Section 9.4 (Termination for Cause), the corresponding Development Milestone Payment or Commercial Sales Milestone Payment is accrued and Company will remain responsible for the payment of such milestone payment even if the due date of such milestone payment may come after the effective date of the termination or (b) if such termination notice period relates to any other termination, no payment shall be owning in respect of the achievement of such Development Milestone Event or Commercial Sales Milestone Event unless this Agreement is not ultimately terminated pursuant to the notice giving rise to such notice period, in which case the applicable payment that would have become due following such notice shall be due and payable at such time as it is determined that such termination shall not occur.

9.6.Effect of Termination.  In the event of any termination of this Agreement in accordance with Section 9.3 or 9.4, effective as of the effective date of termination, the following provisions will apply with respect to the then-existing Licensed Compounds and Licensed Products in the Territory:

9.6.1.Termination of Licenses.  Subject to Section 9.10 (Survival), except as expressly set forth in this Agreement, all rights and licenses granted from one Party to the other hereunder will immediately terminate and Company will cease any and all use of the Licensed Technology and the Development, Manufacture, Commercialization and exploitation of the then-existing Licensed Compounds and Licensed Products in the Territory, in each case, except as expressly permitted in this Section 9.6 (Effect of Termination).

9.6.2.Continuation of Sublicenses. Any and all Sublicenses granted by Company or its Affiliate pursuant to Section 2.3 (Right to Sublicense) shall, at the Sublicensee’s option, survive such termination of this Agreement, except to the extent that any such Sublicensee is in material breach of this Agreement or such Sublicense. In order to effect this provision, at the request of the Sublicensee made within thirty (30) days of the termination of this Agreement, HUTCHMED will enter into a direct license with the Sublicensee on terms that are substantially the same terms as the applicable terms of this Agreement; provided that HUTCHMED will not be required to undertake obligations in addition to those required by this Agreement, and HUTCHMED’s rights under such direct license will be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license.

9.6.3.Assignment of Regulatory Submissions.  With respect to the then-existing Licensed Compounds and Licensed Products in each Terminated Country or the Territory (as applicable), to the extent permitted by Applicable Law, Company will and hereby does, and will cause its Affiliates and Sublicensees (excluding those Sublicensees that enter into a direct license with HUTCHMED pursuant to Section 9.6.2 (Continuation of Sublicenses)) to (a) assign to HUTCHMED all of its rights, title, and interests in and to all Clinical Trial data, Regulatory Submissions and Regulatory Approvals related to such Licensed Compounds and Licensed Products owned or Controlled by Company or any of its Affiliates or its Sublicensees as of the effective date of termination, and (b) take those steps reasonably necessary to transfer ownership of all such assigned Regulatory Submissions and Regulatory Approvals to HUTCHMED, including submitting to each applicable Regulatory Authority a letter or other necessary documentation notifying such Regulatory Authority of the transfer of such ownership of such Regulatory Submissions and Regulatory Approvals.

9.6.4.License Grant to HUTCHMED.  With respect to the then-existing Licensed Compounds and Licensed Products in each Terminated Country or the Territory (as applicable), Company will grant, and hereby does grant, to HUTCHMED and its Affiliates an exclusive, royalty-free, worldwide, transferable license or sublicense (as applicable) and right of reference, with the right to sublicense through multiple tiers, under (a) all Clinical Trial data, Regulatory Submissions and Regulatory Approvals related to any then-existing Licensed Compound or Licensed Product then owned or Controlled by Company or its Affiliates or its Sublicensees that are not permitted to be assigned to HUTCHMED or that are permitted to be assigned but the assignment of which has not yet been completed, in each case, pursuant to Section 9.6.3 (Assignment of Regulatory Submissions), (b) Patent Rights and Know-How owned or Controlled by Company as of the effective date of termination that Cover (with respect to Patent Rights) or relate to or are incorporated into (with respect to Know-How) such Licensed Compound or Licensed Product, in each case ((a) and (b)) or that are otherwise owned by Company pursuant to Section 8.1.1, to Develop, subject to Section 9.6.8 (Supply of Product), Manufacture, and Commercialize, such Licensed Compound or Licensed Product, and (c) if, as of the effective date of termination, any Licensed Products have received Regulatory Approval in any country in the Terminated Country(ies) or the Territory (as applicable), use any Licensed Product Trademarks owned or Controlled by Company that identify such Licensed Products for the purpose of Commercializing such Licensed Products (excluding, for clarity, any Trademarks comprising corporate names of Company or its Affiliates or Sublicensees or otherwise used generally to identify any of them or their businesses). If Company is unable to sublicense, or grant a right of reference under, any Patent Rights, Know-How, Clinical Trial data, Regulatory Submissions and Regulatory Approvals owned by Third Parties to HUTCHMED pursuant to this Section 9.6.4 (License Grant to HUTCHMED) without the consent of the Third Party, then, at HUTCHMED’s request, Company will endeavor to procure such licenses on behalf of HUTCHMED and, as far as Company is able to procure such licenses, HUTCHMED will pay such fees and be bound by the terms set forth in such licenses.

9.6.5.Ongoing Clinical Trials.

(a)Transfer to HUTCHMED.  If, as of the effective date of termination of this Agreement with respect to the Licensed Products in each Terminated Country or the Territory (as applicable), Company or its Affiliates or its Sublicensees are conducting any

Clinical Trials involving any Licensed Products, then, unless prohibited by any Regulatory Authority or Applicable Law, at HUTCHMED’s written request on a Clinical Trial-by-Clinical Trial basis, Company will use Commercially Reasonable Efforts to transfer control of all such requested Clinical Trials to HUTCHMED or its designees (including the assignment of all related investigator and other agreements relating to such Clinical Trials). If HUTCHMED so elects, then Company will continue to conduct such Clinical Trials during a transition period in order to minimize interruption of any such Clinical Trials, which transition period HUTCHMED will use reasonable efforts to conclude as quickly as possible.

(b)Company Wind-Down.  If HUTCHMED does not elect to assume control of any such Clinical Trials, then Company will, in accordance with accepted pharmaceutical industry norms and ethical practices, wind-down any on-going Clinical Trials of Licensed Products for which it has responsibility in such Terminated Country or the Territory (as applicable) in an orderly manner.

9.6.6.Company Knowledge and Inventory Transfer.  With respect to the then-existing Licensed Compounds and Licensed Products in each Terminated Country or the Territory (as applicable), Company will provide to HUTCHMED or its designated Affiliate or Third Party copies of all material data, reports, records, and other material sales and marketing related information in Company’s possession and Control to the extent that such data, reports, records, materials, or other information relate to the Development, Manufacture, performance of Medical Affairs, or Commercialization of such Licensed Compounds or Licensed Products. In connection with such transfer, Company will, at HUTCHMED’s option, transfer to HUTCHMED or its designated Affiliate or Third Party all inventory of such Licensed Compounds and the Licensed Products and components and works in process held by Company with respect to the Manufacture of such Licensed Products as of the effective date of termination of this Agreement at (i) with respect to any such inventory acquired by the Company or its Affiliate by a Third Party, the cost paid by or on behalf of Company or its Affiliate for such inventory or (ii) with respect to any such inventory Manufactured by the Company or its Affiliate, the Company’s or its Affiliate’s Supply Price in Manufacturing such inventory.  If HUTCHMED does not so elect to have all such inventory transferred to it, the Company or its Sublicensee shall have the right to continue selling such inventory, subject to and in accordance with the terms (including the royalty provisions) hereof for a period of up to one year following the effective date of termination, and shall pay HUTCHMED all royalties and sales milestones for such sale of inventory in accordance with Section 5.2.2 (Commercial Sales Milestones) and 5.3.1 (Royalty Payments), within thirty (30) days of any such sale.

9.6.7.Appointment as Exclusive Distributor.  With respect to the Licensed Products in each Terminated Country or the Territory (as applicable), if any such Licensed Products are being Commercialized by Company in any country in the Territory as of the effective date of termination, then, at HUTCHMED’s election on a country-by-country basis in the Territory, until such time as all Regulatory Approvals with respect to such Licensed Products in such country have been assigned and transferred to HUTCHMED, either (a) Company will appoint HUTCHMED or its designee as its exclusive distributor of such Licensed Products in such country and grant HUTCHMED or its designee the right to appoint sub-distributors, to the extent not prohibited by Applicable Law or any written agreement between Company or any of its Affiliates and a Third Party, or (b) Company will have the continued right to sell such Licensed Products in such country and the obligation to continue to Commercialize such Licensed Products in such country in accordance with the terms of this Agreement, and Company’s obligations under this Agreement with respect to all such Licensed Products that Company sells, including the obligation to remit royalties to HUTCHMED hereunder, will continue in full force and effect during such period.

9.6.8.Supply of Product.  Other than in the case of a termination pursuant to Section 9.4.1 (Termination for Material Breach) due to a material breach by HUTCHMED, with respect to the Licensed Products in each Terminated Country or the Territory (as applicable), if Company is Manufacturing any such Licensed Products on the effective date of termination, then, at HUTCHMED’s written request, the Parties will negotiate in good faith a supply agreement under which Company will supply to HUTCHMED such quantities of such Licensed Products at the Supply Price until the earlier of (a) such time as HUTCHMED has established an alternate, validated source of supply for such Licensed Products, and (b) two years from the anniversary of the effective date of termination of this Agreement.

9.6.9.Further Assistance. With respect to the then-existing Licensed Compounds and Licensed Products in each Terminated Country or the Territory (as applicable), Company will, and will cause its Affiliates, and use Commercially Reasonable Efforts to cause its Sublicensees, to, provide any other assistance or take any other actions, in each case reasonably requested by HUTCHMED, as necessary to transfer to HUTCHMED the exploitation of such Licensed Compounds and Licensed Products, and will execute all documents as may be reasonably requested by HUTCHMED in order to give effect to this Section 9.6 (Effect of Termination).

9.6.10.Responsibility for Costs.  Except as expressly set forth in this Section 9.6 (Effect of Termination), if this Agreement is terminated by Company pursuant to Section 9.4, then within 45 days after receipt of an invoice therefor, along with reasonable documentation of such costs, HUTCHMED will reimburse Company the reasonable and documented costs and expenses incurred by Company in connection with Company’s performance of activities under this Section 9.6 (Effect of Termination), and if this Agreement is terminated for any other reason, then Company will bear the costs and expenses incurred by Company in connection with Company’s performance of activities under this Section 9.6 (Effect of Termination).

9.7.Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by HUTCHMED and Company are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.  The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code or any bankruptcy or insolvency law of any other jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code or any bankruptcy or insolvency law of any other jurisdiction, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the bankrupt Party upon written request therefor by the other Party.

9.8.Return of Confidential Information.  Upon the termination of this Agreement pursuant to Section 9.2 (Termination for Failure to Obtain Antitrust Clearance), 9.3 (Termination for Convenience) or 9.4 (Termination for Cause) and the completion of the Receiving Party’s obligations under Section 9.6 (Effect of Termination), the Receiving Party will return (or, as directed by the Disclosing Party, destroy) all Confidential Information of the Disclosing Party related to the then-existing Licensed Compounds or Licensed Products, as applicable, to the Disclosing Party that is in the Receiving Party’s possession or control (other than any Confidential Information required to continue to exercise a Party’s rights that survive termination of this Agreement), provided, however, copies may be retained and stored solely for the purpose of determining its obligations under this Agreement, subject to the non-disclosure and non-use obligation under Article 6 (Covenants). In addition, the Receiving Party will not be required to return or destroy Confidential Information contained in any computer system back-up records made in the ordinary course of business; provided that such Confidential Information may not be accessed without the Disclosing Party’s prior written consent or as required by Applicable Law.

9.9.Rights Accruing Prior to Expiration or Termination.  Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as expressly set forth hereunder, any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including any payment obligation that accrued prior to the effective date of such expiration or termination.

9.10.Survival.  The following provisions of this Agreement will survive any termination or expiration of this Agreement: this Section 9.10 (Survival); Sections 2.2 (License to HUTCHMED); 2.4.2 (HUTCHMED Right of Reference); 2.6 (No Other Rights and Retained Rights); 6.1.1 (Confidential Information) through 6.1.6 (Remedies); 8.1.1 (Inventions); 8.1.4 (Joint Technology); 8.2 (Filing, Prosecution and Maintenance of Patent Rights) (solely with respect to Joint Patent Rights); 8.3 (Patent Enforcement) (solely with respect to Joint Patent Rights); 9.9 (Rights Accruing Prior to Expiration or Termination); 11.1 (Governing Law); 11.4 (Waiver and Non-Exclusion of Remedies) through 11.11 (Severability); 11.13 (Publicity); 11.14 (Relationship of the Parties); and 11.16 (Construction) through 11.18 (Guarantees) and Article 10 (Product Liability, Indemnification and Insurance).  In addition and without limiting the preceding sentence (a) Sections  9.6 (Effect of Termination) and 9.8 (Return of Confidential Information) will survive any termination of this Agreement in accordance with Section 9.3 (Termination for Convenience) or 9.4 (Termination for Cause) and (b) the following provisions of this Agreement will survive any expiration of this Agreement: Sections 2.1 (License to Company); 2.3 (Right to Sublicense); 2.4.1 (Company Right of Reference); 4.4.2 (Trademarks for Commercialization; Copyrights); 5.3.4 (Fully Paid-Up, Royalty Free License); 8.2 (Filing, Prosecution and Maintenance of Patent Rights); 8.3 (Patent Enforcement); 8.4 (Infringement of Third Party Rights); 9.7 (Rights in Bankruptcy); and 11.15 (Subcontracting).

9.11.[***]

10.PRODUCT LIABILITY, INDEMNIFICATION AND INSURANCE.

10.1.Indemnification by HUTCHMED.  Subject to Section 10.5.2 (Claims under the Supply Agreement), HUTCHMED shall indemnify, defend and hold harmless Company, its Affiliates, and each of its and their respective employees, officers, directors, agents and Sublicensees (each, a “Company Indemnified Party”) from and against any and all losses, damages, liabilities, settlements, penalties, fines and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Liability”) that the Company Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of:

(a)any HUTCHMED representation or warranty set forth herein being untrue when made or any breach by HUTCHMED of any of its covenants or obligations hereunder; or

(b)the gross negligence or willful misconduct by or of HUTCHMED, its Affiliates and their respective officers, directors, agents and sublicensees (other than Company, its Affiliates and their respective officers, directors, agents and (sub)licensees) in connection with the activities contemplated by this Agreement;

(c)any claims arising from or related to HUTCHMED’s, its Affiliates’ or their respective officers’, directors’, agents’ or sublicensees’ (other than Company, its Affiliates and their respective officers, directors, agents and (sub)licensees) research, Development or Manufacture of the Licensed Compound; or

(d)any claims arising from or related to the Development, Manufacture, Commercialization or other exploitation of the Licensed Compound or Licensed Products by or on behalf of HUTCHMED, its Affiliates or sublicensees (other than Company, its Affiliates and their respective officers, directors, agents and (sub)licensees) in the Restricted Territory;

except in each case, to the extent caused by the gross negligence or willful misconduct of Company or any Company Indemnified Party, or by breach of this Agreement by Company.

10.2.Indemnification by Company.  Company shall indemnify, defend and hold harmless HUTCHMED, its Affiliates, and each of its and their respective employees, officers, directors, agents and sublicensees (each, a “HUTCHMED Indemnified Party”) from and against any and all Liabilities that the HUTCHMED Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of:

(a)any Company representation or warranty set forth herein being untrue when made or a breach by Company of any of its covenants or obligations hereunder; or

(b)the gross negligence or willful misconduct by or of Company, its Affiliates and their respective officers, directors, agents and Sublicensees (other than HUTCHMED, its Affiliates and their respective officers, directors, agents and sublicensees) in connection with the activities contemplated by this Agreement; or

(c)any claims arising from or related to the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products by or on behalf of the Company, its Affiliates or Sublicensees (other than HUTCHMED, its Affiliates and their respective officers, directors, agents and sublicensees);

except in each case, to the extent caused by the gross negligence or willful misconduct of HUTCHMED or any HUTCHMED Indemnified Party, or by breach of this Agreement by HUTCHMED.

10.3.Procedure.  Each Party will notify the other Party in writing if it becomes aware of a claim for which indemnification may be sought hereunder.  In case any proceeding (including any governmental investigation) will be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 10 (Product Liability, Indemnification and Insurance), the Party seeking indemnification (the “Indemnified Party”) will give prompt written notice of the indemnity claim to the other Party (the “Indemnifying Party”) and provide the Indemnifying Party with a copy of any complaint, summons or other written or verbal notice that the Indemnified Party receives in connection with any such claim.  An Indemnified Party’s failure to deliver notice will relieve the Indemnifying Party of liability to the Indemnified Party under this Article 10 (Product Liability, Indemnification and Insurance) only to the extent such delay is materially prejudicial to the Indemnifying Party’s ability to defend such claim.  If the Indemnifying Party is not contesting the indemnity obligation, the Indemnified Party will permit the Indemnifying Party to control any litigation relating to such claim; provided, that any failure by the Indemnifying Party to contest prior to assuming control will be deemed to be an admission of the obligation to indemnify.  The Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.  The Indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim and will not settle or otherwise resolve such claim without the Indemnified Party’s prior written consent which will not be withheld, delayed or conditioned unreasonably; provided, that such consent will not be required with respect to any settlement involving only the payment of monetary awards for which the Indemnifying Party will be fully-responsible; provided, further, that the Indemnifying Party shall keep the Indemnified Party regularly informed of the status of the defense of the claim and shall take into consideration the Indemnified Party’s reasonable comments thereon.  The Indemnified Party will cooperate with the Indemnifying Party in the Indemnifying Party’s defense of any claim for which indemnity is sought under this Agreement, at the Indemnifying Party’s cost and expense.  The indemnity arrangement in this Article 10 (Product Liability, Indemnification and Insurance) shall not apply to amounts paid in settlement of any action with respect to a claim, if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.  Notwithstanding the foregoing, if the Indemnifying Party notifies the Indemnified Party in writing that it does not intend to assume the defense of any claim subject to indemnification hereunder in accordance with the foregoing or fails to assume the defense of any claim at least [***] before any deadline the passing of which could adversely affect the outcome without responsive action by or on behalf of the Indemnified Party (or, if the Indemnifying Party receives less than [***] notice of such deadline, if it fails to assume such defense as soon as practicable following receipt of notice), the Indemnified Party shall have the right to assume and control such defense and shall have the right to settle or compromise the same without the Indemnifying Party’s consent, and the fees and expenses incurred by the Indemnified Party in connection therewith, including its reasonable legal fees and expenses, will be included in the indemnifiable Liability in connection with such claim.

10.4.Insurance.  Each Party shall, at its own expense, procure and maintain during the Term and for a period of [***] thereafter, insurance or self-insurance policy/policies adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated.  Such insurance shall not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under this Article 10 (Product Liability, Indemnification and Insurance).  Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request.  Each Party shall provide the other Party with prompt written notice of cancellation, non-renewal or material change in such insurance or self-insurance that could materially adversely affect the rights of such other Party hereunder, and shall provide such notice within [***] after any such cancellation, non-renewal or material change. The Parties agree that Company may satisfy its obligations under this Section 10.4 (Insurance) through self-insurance.

10.5.Liability Limitations.

10.5.1.No Consequential Damages. EXCEPT WITH RESPECT TO ANY BREACH OF SECTION 2.7 (EXCLUSIVITY) OR SECTION 6.1 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS) OR DAMAGES BASED UPON A MULTIPLE OF EARNINGS UNDER THIS AGREEMENT, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), BREACH OF STATUTORY DUTY OR OTHERWISE, AND EVEN IF FORESEEABLE OR SUFFERED IN CIRCUMSTANCES WHERE A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ARE PAYABLE IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 10 (PRODUCT LIABILITY, INDEMNIFICATION AND INSURANCE) FOR LIABILITY OWED TO THIRD PARTIES.

10.5.2.Claims under the Supply Agreement. Notwithstanding anything to the contrary under this Agreement, but without limiting Company’s rights pursuant to Sections 9.4.1 (Termination for Material Breach) and 9.11 (Rights in Lieu of Termination), all claims related to the Supply Agreement, including claims for indemnification, shall be brought under the Supply Agreement and not under this Agreement.

11.MISCELLANEOUS.

11.1.Governing Law, Jurisdiction; Dispute Resolution.

11.1.1.Governing Law.  This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of the state of New York, United States, without regard to conflict of law principles thereof.

11.1.2.Jurisdiction; Venue; Service of Process.  Each Party irrevocably submits to the exclusive jurisdiction of (a) the courts of the state of New York located in New York, NY, and (b) the United States District Court for the Southern District of New York, for the purposes of any actions, suits and proceedings (collectively, “Actions”) arising out of this Agreement.  Each Party agrees to commence any such Action either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the state of New York located in New York, NY.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement in (i) the courts of the state of New York located in New York, NY, and (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

11.1.3.Dispute Resolution.  In the event of a dispute arising out of or relating to this Agreement either Party shall provide written notice of the dispute to the other, in which event the dispute shall be referred to the Executive Officers or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.  In the event the designated Executive Officers do not resolve such dispute within the allotted thirty (30) days, either Party may, after the expiration of the thirty (30) day period, seek to resolve the dispute in a court of competent jurisdiction. Notwithstanding the preceding, the Parties acknowledge that the failure of the JSC to reach consensus as to any matter, which failure does not involve a breach by a Party of its obligations hereunder, shall not be deemed a dispute which may be referred for resolution by the Parties under this Section 11.1 (Governing Law, Jurisdiction; Dispute Resolution).

11.2.Force Majeure.  No liability shall result from, and no right to terminate shall arise, in whole or in part, based upon any delay in performance or non-performance, in whole or in part, by either of the Parties to this Agreement to the extent that such delay or non-performance is caused by an event of Force Majeure.  “Force Majeure” means an event that is beyond a non-performing Party’s reasonable control, including an act of God, strike, lock-out or other industrial/labor dispute not involving the non-performing Party’s own employees, war, riot, civil commotion, terrorist act, malicious damage, epidemic, pandemic, quarantine, fire, flood, storm or natural disaster, but excluding any such event arising from or related to the COVID-19 pandemic; provided that, the Parties agree that the effects of the COVID-19 pandemic may be a Force Majeure even though the COVID-19 pandemic is known as of the Effective Date to the extent such effects were not reasonably foreseeable by the Parties as of the Effective Date.  The Force Majeure Party shall within [***] of the occurrence of the Force Majeure event, give written notice to the other Party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect.  Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the Force Majeure Party shall use reasonable effort to remedy its inability to perform; provided, however, if the suspension of performance continues or is anticipated to continue for [***] after the date of the occurrence, the unaffected Party shall have the right but not the obligation to perform on behalf of the Force

Majeure Party for a period of such Force Majeure and such additional period as may be reasonably required to assure a smooth and uninterrupted transition of such activities.

11.3.Additional Approvals.  Company and HUTCHMED shall cooperate and use respectively all Commercially Reasonable Efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby (disregarding, for purposes hereof, the proviso set forth in Section 2.5).  Neither Party shall be required, however, to divest or out-license products or assets or materially change its business if doing so is a condition of obtaining any governmental approvals of the transactions contemplated by this Agreement.  Without limitation of the foregoing, HUTCHMED will use Commercially Reasonable Efforts to obtain, as promptly as practicable, all approvals, permits, authorizations or clearances from the Human Genetics Resources Administration of China and any other Governmental Authorities as may be necessary, and take such other actions as may be required under Applicable Laws, in order to transfer or disclose to Company and its designees any Licensed Know-How (including all data generated pursuant to all Clinical Trials conducted or being conducted by HUTCHMED, its Affiliates or Third Parties in respect of the Licensed Compound and Licensed Products prior to the date of delivery) as contemplated by this Agreement. HUTCHMED shall notify Company as soon as reasonably practicable if it becomes aware of any Applicable Law that would prohibit or otherwise restrict the transfer to Company of any Licensed Know-How necessary, or believed by HUTCHMED in good faith to be reasonably useful to, exploiting the Licensed Compound and Licensed Products, which notice shall describe such Applicable Law and the scope of the Licensed Know-How that may not be transferred.

11.4.Waiver and Non-Exclusion of Remedies.  A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies.  To be effective any waiver must be in writing.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth herein.

11.5.Notices.

11.5.1.Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 11.5.2 (Address for Notice) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.5.1 (Notice Requirements).  Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

11.5.2.Address for Notice.

HUTCHMED:

Building 4, 720 Cailun Road,

China (Shanghai) Pilot Free Trade Zone, Shanghai 201203,

P. R. China.

For the attention of Chief Executive Officer

With a copy to:

Level 18 Metropolis Tower, 10 Metropolis Drive, Hung Hom

Kowloon, Hong Kong

For the attention of Group General Counsel

With a copy to (which shall not constitute notice):

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention:Marc Rubenstein

Email:marc.rubenstein@ropesgray.com

With a copy to (which shall not constitute notice):

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention:Amanda Austin

Email:amanda.austin@ropesgray.com

Company:

Takeda Pharmaceutical Company Limited

1-1 Doshomachi 4-chome, Chuo-ku, Osaka 540-8645

Attention: General Counsel, Legal Department

Facsimile: (+81) 6-6204-2055 75

with a copy to (which shall not constitute notice):

Takeda Pharmaceuticals U.S.A., Inc.

95 Hayden Ave Lexington, MA 02421

Attention: Regional General Counsel

Facsimile: 224-554-7831

with a copy to (which shall not constitute notice):

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Reb D. Wheeler
Email: rwheeler@mayerbrown.com

11.6.Entire Agreement.  This Agreement, along with the Manufacturing Technology Transfer Agreement, the Supply Agreement, Quality Agreement, Pharmacovigilance Agreement any other agreement contemplated hereunder, constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement.  This Agreement supersedes all prior agreements, including that certain Confidentiality and Non-Disclosure Agreement entered into by the Parties dated August 17, 2022, whether written or oral, with respect to the subject matter hereof.  Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.  Nothing in this Agreement is intended to limit or exclude any liability for fraud.  All Schedules or Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement.  In the event of any inconsistency between any such Schedules or Exhibits and this Agreement, the terms of this Agreement shall govern.

11.7.Amendment.  Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

11.8.Assignment.  Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of the other Party, except that each Party shall always have the right, without such consent, (a) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, and (b) on written notice to the other Party, assign any or all of its rights and delegate or subcontract any or all of its obligations hereunder to (i) any of its Affiliates, (ii) a successor of all or substantially all of the business of such Party, whether by way of merger, sale of stock, sale of assets or other transaction (or series of transactions) or (iii) a successor of that portion of Company’s business to which this Agreement pertains.  Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations.  Notwithstanding the foregoing, each Party shall remain responsible for any failure to perform on the part of any such Affiliates.  Any attempted assignment or delegation in violation of this Section shall be void.

11.9.No Benefit to Others.  The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons except as otherwise expressly provided in this Agreement.

11.10.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.  An executed signature page of this Agreement delivered by facsimile transmission shall be as effective as an original executed signature page.

11.11.Severability.  To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement.  To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

11.12.Further Assurance.  Each Party shall perform all further acts and things and execute and deliver such further documents as may be reasonably necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

11.13.Publicity.  Notwithstanding Section 6.1.5 (Use of Name and Disclosure of Terms), it is understood that each Party will issue a press release announcing the execution of this Agreement, (a) for Company, as set out in Schedule 11.13(a) (Company Press Release), and (b) for HUTCHMED, as set out in Schedule 11.13(b) (HUTCHMED Press Release).  Any subsequent press releases relating to the Agreement or the activities hereunder shall be subject to Section 6.1.5 (Use of Name and Disclosure of Terms), provided that contents of any press release or similar publicity disclosed in prior releases properly made hereunder can be re-released or re-published by either Party without a requirement for re-approval or review by the other Party.

11.14.Relationship of the Parties.  The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties, or commitments on behalf of the other Party.  All Persons employed by a Party or any of its Affiliates shall be employees of such Party or its Affiliates and not of the other Party or such other Party’s Affiliates and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party or its Affiliates, as applicable.

11.15.Subcontracting.  Either Party may, in its sole discretion, use one or more Affiliates or Third Party contractors to perform any or all of its obligations or permitted licensed activities under this Agreement, provided that the subcontracting Party shall remain responsible for its obligations under the Agreement and shall be responsible for the performance of each such Affiliate and Third Party subcontractor; provided, further, that the prior written consent or approval of Company shall be required prior to HUTCHMED subcontracting any of its obligations with respect Interim Manufacturing Services.

11.16.Construction.  Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”.  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The headings of this Agreement and any descriptions of Schedules and Exhibits or descriptions of cross references are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement.  The terms “including,” “include(s),” “such as,” and “for example” as used in this Agreement mean including the generality of any description preceding such term and shall be deemed to be followed by “without limitation.” Reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

11.17.English Language. This Agreement will be written and executed in, and all other communications under or in connection with this Agreement, will be in the English language.  Any translation into any other language will not be an official version thereof, and in the event of any conflict or discrepancy in interpretation between the English version and such translation, the English version will prevail and control.

11.18.Guarantees.

11.18.1.Payment Guarantee. In consideration for Company entering into this Agreement, the HUTCHMED Guarantor irrevocably and unconditionally guarantees to Company the punctual performance of all obligations of HUTCHMED related to the payment of monies under this Agreement and undertakes to Company that whenever HUTCHMED does not pay any amount when due under or in connection with this Agreement, the HUTCHMED Guarantor shall immediately on demand pay that amount as if it was the principal obligor, so that the same benefits are conferred on Company as it would have received if such obligation had been performed and satisfied by HUTCHMED.

11.18.2.Performance Guarantee. The HUTCHMED Guarantor, as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities in Section 11.18.1 (Payment Guarantee) undertakes to indemnify and hold each of the Company Indemnified Parties harmless from and against any loss or costs suffered or incurred by it as a result of the non-performance by HUTCHMED of any of its obligations under this Agreement. This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by HUTCHMED under this Agreement, regardless of any intermediate payment or discharge in whole or in part.

11.18.3.Waivers. The obligations of the HUTCHMED Guarantor will not be affected by any act, omission, matter or thing which, but for this Section 11.18.3 (Waivers), would reduce, release or prejudice any of its obligations under this Agreement including (a) any time, waiver or consent granted to a Party or any other person, (b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against a Party under this Agreement, (c) the insolvency (or similar proceedings) of a Party, any incapacity or lack of power, authority or legal personality of a Party or change in control, ownership or status of a Party, (d) any amendment to this Agreement (subject to such amendment not increasing the extent of the HUTCHMED Guarantor’s liability under this Section 11.18 (Guarantees) without the HUTCHMED Guarantor’s consent), (e) any illegality, invalidity or unenforceability of any obligation of any person under this Agreement, or (f) any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of the HUTCHMED Guarantor or any of the rights, powers and remedies conferred on a Party under this Agreement. The HUTCHMED Guarantor waives any right which it may have to first require the a Party to proceed against the other Party before claiming from the HUTCHMED Guarantor under this Section 11.18 (Guarantees).

[Signature page follows].

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

Takeda Pharmaceuticals International AG		HUTCHMED Limited (和记黄埔医药（上海）有限公司)

By	/s/ Naomi De Roo	By	/s/ Weiguo Su
Name: Naomi De Roo		Name: Weiguo Su
Title: Authorized Signatory		Title: CEO & CSO

Takeda Pharmaceuticals International AG

By	/s/ Nils Kjaergaard
Name: Nils Kjaergaard
Title: Regional General Counsel EUCAN

Solely for the purposes of Section 11.18 (Guarantees):

HUTCHMED (China) Limited (和黄医药（中国）有限公司)

By	/s/ Weiguo Su
Name: Weiguo Su
Title: CEO & CSO

Schedule 1.38

Deemed Non-Competing Products

Schedule 1.86

HUTCHMED Trademarks

Schedule 1.110(a)

Fruquintinib

Schedule 1.112

Licensed Patent Rights

Schedule 4.1.2

HUTCHMED Development Plan

Schedule 4.1.3

Initial Development Plan

Schedule 4.2.1

Key Terms of Regulatory Transition Plan

Schedule 4.3.2

Terms of Clinical and Commercial Supply Agreement

Schedule 4.3.3

Terms of Manufacturing Technology Transfer

Schedule 6.2.1

Patient Information

Schedule 11.13(a)

Company Press Release

Schedule 11.13(b)

HUTCHMED Press Release